Exhibit 4.11

Engineering Procurement & Construction Contract

for the construction of a photovoltaic system

between

ECOWARE S.p.A

As Contractor

And

ELLOMAY PV ONE SRL

As Principal

Engineering Procurement & Construction Contract

With this contract

ELLOMAY PV ONE S.r.l., with its registered offices located in Galleria Borromeo, 3, VAT Registration Number and Tax Code 04459950285, entered in the Companies Register of Padova at no. 391298, represented by Mr. Ran Fridrich in his capacity as Sole Director (hereinafter known as “Principal”);

and

ECOWARE S.p.A, with its registered offices at Via Nona Strada, 9, 35129 Padua, VAT Registration Number and Tax Code Number 03571330277, entered in the Companies Register in Padua at number 03571330277, represented by Ing. Leopoldo Franceschini, born in Padua on 7th September 1947, in his capacity of legal representative (hereinafter known as the “Contractor”);

(hereinafter known individually as a “Party” and jointly as the "Parties")

Whereas:

(A)	The Principal is a company operating in the sector of the development and operational management of photovoltaic systems;

(B)
The Contractor is a company operating in the construction of photovoltaic systems and has the expertise to perform the Works, as defined below, in accordance with the terms and conditions set out under this Contract;

(C)
NOVALTEK Servizi S.r.l. with registered office in Monterado (Ancona), Via Cerasi no. 18, tax code 02379340421, is a company operating as the developer of photovoltaic systems (the “Developer”). Upon endorsing this Contract, the Developer undertakes to co-operate with the Parties hereto and support the Contractor to ensure the proper performance of this Contract in relation to the transfer of the Building Permit, the STMC, and all permits in connection therewith, and of the Land Use Rights.

(D)
The Principal intends to proceed with the construction and operation of one photovoltaic system in the province of Ancona, Italy, in the Municipality of Senigallia, made up of 3060 modules made of Monochristalline, with generators having respectively a capacity equivalent to 734,40 kWp (hereinafter known as the "System");

(E)	In relation to the System, the Developer has filed the following authorisations and requests:

(i)	The Building Permit, as defined below, was issued by the competent municipal offices in Senigallia (Ancona), on 20 October 2009 (prot. 09/037527);

(ii)
Application to ENEL, as defined below, for connection to the national electricity grid, pursuant to the Electrical Energy and Gas Authority Resolution No. 99/08, by means of a communication dated 23 June 2009; ENEL has transmitted the STMC, as defined below, (preventive T0017809) on 14 August 2009 and the Developer has formally accepted the STMC proposed by ENEL for the connection to the national electricity grid of the System, by means of its letter of acceptance dated 22 September 2009.

(iii)	ENEL shall communicate notice of end of the authorization process pursuant to Regional Law 19/1988 and subsequent amendments by way of a letter that is expected on or around 20 March 2010;

(F)
Sunex 3 S.r.l., a company wholly owned by Contractor, with registered offices in Via Nona Strada 9, 35129 Padua, Italy, VAT Registration Number and Tax Code Number 06085820964 (“Sunex3”) has signed a definitive Land Use Right contract, enclosed hereto as Annex 1, with the owner of the Area, as defined below. Contractor undertakes to cause Sunex3, pursuant to article 1381 of the Civil Code, to assign to the Principal the rights and obligations arising under the Land Use Right, as provided under Article 4.2 a) (ii). The Parties have agreed that, to share the costs related to the tax liabilities arising in connection with such assignment, a sum equal to Euro 10,000.00 (ten thousand) shall be deducted from Payment Milestone 1, as defined below;

(G)
In order to realize the System, the Principal needs a partner with high expertise and standing in the construction of photovoltaic systems to be appointed for the planning, realization, operation and connection of the “turn key” system (as defined below), and the Contractor is a leading company operating, inter alia, in said field;

(H)	On 2 December 2009, the Parties entered into a framework agreement, regulating the general understanding on which their partnership should be based.

(I)
On 22 January 2010, the Parties entered into an agreement (the “Option Agreement”), enclosed hereto as Annex 18, whereby the Principal was provided with an option right to purchase the shares of Sunex 3, in accordance with the terms and conditions of the Option Agreement and on execution of which the Principal paid a deposit equal to Euro 50,000.00 (fifty thousand), half of which shall be deducted from Payment Milestone 1, as defined below.

(J)
The Principal is planning to appoint a financial institution (the “Financing Entity”), which will grant to the Principal, on a leasing or project finance basis, two credit lines, the first named “Base Line” for financing of project’s costs, and the other named “VAT Line” to finance VAT on such costs (the “Financing“);

(K)	The Contractor has confirmed the feasibility and economic convenience of the solution for the connection proposed by ENEL with the STMC referred to under point E (ii) above;

(L)
In the light of the above, the Contractor decided to enter into this Contract, and undertook (i) to carry out all the activities and services provided herein; and (ii) to guarantee, pursuant to article 1381 of the Civil Code, the proper fulfilment of all the obligations and activities to be performed and carried out by the Developer;

(M)
The Principal is willing to entrust the Contractor also with the operation and maintenance of the System through execution of an ad hoc operation and maintenance agreement (the “O&M Agreement”), which shall be executed, as soon as it is feasible and in any case as a condition precedent to Payment Milestone 2,  substantially in the form of Annex 17.

NOW THEREFORE the Parties agree as follows:

Article 1 – Recitals, annexes and previous agreements

1.1 The recitals and annexes to this contract (hereinafter known as the “Contract” or “EPC Contract”) shall represent an integral and substantial part of the same.

1.2 This Contract replaces and fully supersedes any previous agreement entered into between the Parties, either written or oral, on the matters outlined here below.

Article 2 – Definitions and Interpretation

2.1 In addition to any other words and expressions defined in this Contract, the terms used in this Contract, where they start with a capital letter, shall have the following meanings:

•	AEEG: means the Electrical Energy and Gas Authority incorporated pursuant to the Law No. 481 dated 14th November 1995;

•
Applicable Law: means each and every law, regulation, measure, ruling, decree (including the Decree Law) or deed having a binding nature in Italy and issued by every state body and judicial and/or administrative authority, which is in force on the date in which this Contract is entered into or which comes into force thereafter;

•
Applicable Permits: means each and every license, authorization, certification, filing, recording, permit, affidavit (including the denuncia di inizio attività, the autorizzazione unica or permesso di costruire) or other approval with and/or of any competent authorities that is required by Applicable Law for the construction and connection to the grid (including the comunicazione conclusione iter autorizzativo issued by Enel pursuant to Regional Law 19/1988 as subsequently amended) and admission to the Incentives of the System including, without limitation, those required by Applicable Law in zoning, building, environmental, landscaping, planning and/or archaeological matters;

•	Area: means the area in the plan referred to in Annex 2 to this Contract, in which the System shall be built;

•	Building Permit: means the construction authorisation (“Permesso di costruire”) provided for by Presidential Decree 6 June 2001 no. 380;

•	Civil Code: means the Italian Civil Code, introduced with the Royal Decree Law No. 2, dated 16th March 1942, and all subsequent amendments and/or integrations thereto;

•	Commencement of Operation: means the commencement of operation (i.e. entrata in esercizio) of the System pursuant to Article 2(g) of the Ministerial Decree 19 February 2007;

•	Communication of the Executive Project’s Approval: with reference to the System, shall have the meaning set out in the Article 8.3 below;

•	Completion Date shall have the meaning indicated in Article 9.1;

•
Confidential Information: means the information, data, notes, records, agreements, documents, in whatsoever form drawn up, provided by one of the Parties to the other or, in any case, obtained from one of the Parties and connected with the execution of this Contract and, in particular, the Technical Specifications, including, without any limits  whatsoever, any technical and contractual documentation inherent in the Works and their object, as well as any document of a commercial or financial nature, data relating to prices and technical knowledge, models, formulas, industrial processes, records, photographs, drawings, contractual conditions, software, programmes and models and any other intellectual  property concerning the Party making the communication or, in any case, to whom said data refer, with the exception of any information already made available to the public;

•
Consideration: means, with reference to the System, the all inclusive, invariable, sum that the Principal shall pay to the Contractor to perform the Works with respect to the System as per Article 4.1 of this Contract;

•
Construction Health and Safety Coordinator (coordinatore in materia di sicurezza e salute durante la realizzazione): means the individual appointed by the Principal pursuant to Article 7 below, who has been entrusted with the duties related to this role pursuant to Article 92 of the Legislative Decree Law No. 81/2008 and subsequent amendments and integrations;

•	Contract: means this Contract, including all the Annexes and all amendments hereto as mutually agreed by the Parties;

•
Contractor’s Parent Company: means Kerself S.p.A., a company incorporated under the laws of Italy, with its registered office at Via della Tecnica 8, Prato di Correggio, registration with the Registro delle Imprese of 01777890359, Fiscal Code and Vat No. 01777890359;

•	Delay Liquidated Damages means the damages referred to in Article 9.3;

•
Decree: means the Decree Law dated 19th February 2007 no. 25336 issued by the Economic Development Minister and whose object is the “Criteria and methods to encourage the production of electrical energy by means of solar photovoltaic conversion in implementation of Article 7 of the Legislative Decree Law No. 387, dated 29th December 2003” (Criteri e modalità per incentivare la produzione di energia elettrica mediante conversione fotovoltaica della fonte solare, in attuazione dell'articolo 7 del decreto legislativo 29 dicembre 2003, n. 387), and subsequent amendments and/or integrations thereto;

•	Definitive Project: means, the “Progetto Definitivo”, i.e. the project drawings to realise the Works and the relative annexes, a copy of which is attached hereto, as Annex 4;

•
Design Health and Safety Coordinator (coordinatore in materia di sicurezza e salute durante la progettazione): means the individual appointed by the Principal pursuant to Article 7, who shall draft the PSC and who has been entrusted with the duties related to this role pursuant to Article 91 of the Legislative Decree Law No. 81/2008 and subsequent amendments and integrations;

•	Discount: has the meaning indicated in Article 9.7 hereof;

•	Discretional Variations: has the meaning indicated in Article 10.2 (b) hereof;

•	ENEL: means Enel Distribuzione S.p.A.;

•	Equipment: means the Contractor’s equipment and components to carry out the Works listed in Annex 3 of this Contract;

•
Executive Project: means  the “Progetto Esecutivo”, i.e. the project drawings prepared and delivered by the Contractor prior to the commencement of the Works pursuant to Article 8, in compliance with the Technical Specifications and with the Decree Law provisions;

•	Expert: means the arbitrator appointed for the solution of technical and related matters in accordance with Article 24.2;

•
FAC: means the Final Acceptance Certificate, i.e. the certificate that shall be issued by Principal in compliance with the outline set forth in Annex 16 acknowledging the positive outcome of the conditions mentioned in art. 12;

•	Financing: means the project loan that may be arranged by the Principal, in compliance with recital H above;

•	Financing Entity: means the financing institution or any other equity partner identified by the Principal which could grant the Financing to the Principal;

•	First Reassessment Test: means the First Reassessment Test of the MGPR to be performed pursuant to Article 12.6.

•	Force Majeure: has the meaning indicated in Article 11;

•	GSE: means the Gestore dei Servizi Elettrici - GSE S.p.A., i.e. the entity appointed to implement the incentive tariff regime foreseen by the Decree Law;

•	Health and Safety Coordinators: means the Construction Health and Safety Coordinator jointly with the Design Health and Safety Coordinator;

•
IAC: means the Incentive Acceptance Certificate, i.e. the certificate that shall be issued by the Principal in accordance with the outline set forth in Annex 15, after the release of the TAC and PAC, acknowledging that the System has been admitted to the Incentive scheme and that the agreement with GSE has been entered into;

•
Incentive: means the incentive to the tariff for the production and delivery of power to the national electricity grid through a solar power plant, in accordance with the Ministerial Decree of 19 February 2007 and the Resolution No. 90 of 11 April 2007 of AEEG;

•	Incentive Agreement: (“Convenzione con GSE”) means the agreement between the Principal and GSE in order to obtain the Incentive;

•
Interconnection Agreement means the agreement to be entered into between the Principal and the national electricity grid operator which provides the terms and conditions for the connection to the national grid.

•	Land Use Rights are the rights in rem (“diritto di superficie”) referred to in Recital F, to be acquired by the Principal over the Area, pursuant to Article 3.2 (a).

•	Mechanical Completion: means the completion of all Mechanical Works of the System;

•
Mechanical Works: means, with reference to the System, all the mechanical and electrical works. It includes (a) supply and installation of the following equipment: inverters, photovoltaic modules and DC installation, mains, pits, cabling, electrical boxes and protection devices, internal connections and interconnections with external installations, weather station, low voltage installation, civil engineering, medium voltage installation (including transformation, protection equipment and utility interconnection equipment, security and monitoring systems); and (b) the static test of structures (collaudo statico) according to the Applicable Law. For the avoidance of doubt, the Mechanical Works do not comprise the physical realization of the connection line to the national electricity grid;

•
Minimum Guaranteed Performance Ratio (or MGPR): means the minimum performance ratio guaranteed by the Contractor pursuant to the Annex 9 and in accordance with the methodology used for the measurement of the System performance according to the standard CEI EN 61724 (CEI 82-15) as described in the same Annex 9;

•	Necessary Variations: has the meaning indicated in Article 10.2 (a) below;

•	O&M Agreement: means the operation and maintenance agreement referred to in Recital (M) above;

•
Operational Inspection: means, with reference to the System, the verification process carried out by the Contractor according to the Technical Specifications,  the Applicable Laws, and the MGPR which shall be carried out by the Parties in accordance with Annex 10 and article 12 below in order to achieve the PAC;

•
PAC: means the Provisional Acceptance Certificate, i.e. the certificate that shall be issued by Principal in compliance with the outline set forth in Annex 14 acknowledging the positive outcome of the Operational Inspection;

•
Parent Company Guarantee: means the guarantee, consistent with the form set forth in Annex 5, whose maximum amount is equal to the amount of the Consideration to be issued by the Contractor’s Parent Company in favour of the Principal, in compliance with Article 4.2, as guarantee for the obligations undertaken by the Contractor under this Contract.

•	Payment Milestones: means the milestones for the payment of the Consideration as set out in Article 4 of this Contract;

•	Performance Liquidated Damages: means the damages referred to in Article 13.2;

•
POS: means the operative safety plan (i.e. Piano Operativo di Sicurezza) to be drawn up by the Contractor, with reference to the System, in compliance with the CSP, in accordance with Article 89, paragraph 1, letter h) of the Legislative Decree Law No. 81/2008 and subsequent amendments and integrations thereto, as possibly amended in agreement with the Health and Safety Coordinators;

•	Power Purchase Agreement (or PPA): means the agreement that the Principal will enter into with the energy company of its choice for the sale of the produced electricity;

•
Project Implementation Schedule (or PIS): means the schedule for the implementation of the construction of the System, which is attached as Annex 7 as may be updated, from time to time, in agreement between the Parties;

•
PSC: means the coordination and safety plan drawn up by the Design Health and Safety Coordinator during the planning phase, pursuant to Article 100 of Legislative Decree Law No. 81/2008, which must include, inter alia, an estimate for the safety costs, as eventually altered  by the Construction Health and Safety Coordinator during the performance phase while the Works are carried out;

•	Reassessment Tests: means jointly the First Reassessment Test and the Second Reassessment Test of the MGPR will be performed pursuant to Article 12.6.

•	Second Reassessment Test: means the Second Reassessment Test of the MGPR to be performed pursuant to Article 12.6.

•	Service Order: means the orders given during the execution of the Works;

•	Site Manager: means the individual appointed by the Contractor, who shall work with the Works Manager throughout the performance of the Works;

•	Start of Works: has, with reference to the System, the meaning indicated in Article 8.4 herebelow;

•	STMC: means the minimum technical solution for connection referred to in the AEEG Resolution no. 99/08 and subsequent amendments;

•
System: means the photovoltaic system in the Municipality of  Senigallia (AN) made up of 3060 modules made of monochristalline, with a generator that has a capacity equivalent to 734,40 kWp, and, for the avoidance of doubt, shall include all the items, such as without limitation, cables, modules, inverters, structures, cabins, etc, that are finalised at the functioning of the plant;

•	TAC: means the Technical Acceptance Certificate, i.e. the certificate that shall be issued by Principal in accordance with the outline set forth in Annex 11 following the Technical Inspection;

•	Technical Consultant: means the consultant appointed by the Principal and/or the Financing Entity, who has been appointed to monitor the progress of the Works;

•
Technical Inspection: means the inspection procedure that the Principal shall carry out pursuant to Annex 10 and in accordance with Article 12 in order to verify that the Mechanical Completion complies with the Technical Specifications, Applicable Laws and rules of the trade, and to achieve the TAC;

•
Technical Specifications: means the documentation, referred to in Annex 6 of this Contract, in which the technical specifications on the basis of which the Contractor shall perform the Executive Project and Works to reach the MGPR are indicated;

•	Variations: mean, jointly, the Discretional and Necessary Variations;

•
Warranty Bond: means the insurance bond on first demand equal to 15% (fifteen per cent) of the Consideration, issued by a first-class insurance company which has been attributed, at least a S&P A-rating or which, in any case, satisfies the Principal and the Financing Entity;

•	Warranty Period: means the period of 2 (two) years starting from execution of the PAC.

•	Working Day: means every day except for Fridays, Saturdays, Sundays and public or bank holidays;

•	Works: means the activities that have been performed or are to be performed by the Contractor for the System pursuant to this Contact, as better described in Article 3 hereof;

•
Works Manager: means the “Responsabile Lavori”, i.e. the individual appointed by the Principal, in compliance with the Law No. 81/2008, who shall perform the site management duties foreseen by the Applicable Law and/or listed in this Contract;

2.2. The following interpretation provisions shall be applied to this Contract, unless otherwise provided for:

(a)	the articles’ headings are merely indicated for the sake of convenience of reference and cannot be used for the interpretation of the terms contained in this Contract;

(b)	reference to sections, articles and annexes shall be understood as being made, unless otherwise indicated, to the sections, articles and annexes contained in this Contract;

(c)	unless explicitly indicated in this Contract,

(i)	any reference to this Contract shall be a reference to the Contract, as validly revised, integrated or amended and

(ii)	any reference made to any other agreement or document shall imply reference to that agreement or document, as validly revised, integrated or amended;

(d)	unless otherwise explicitly indicated, the words and definitions, used in the singular form shall have the same meaning, mutatis mutandis, even when used in the plural form and vice versa;

(e)
the terms, "herein", "therein" and synonyms in this Contract refer to the entire Contract and not to particular articles in this Contract, unless explicitly provided in this sense, just as the terms “below” or “above” indicate the part below or above in this Contract, with reference to the point in which said terms have been used;

(f)
the word “included” and the expression “in particular” shall always be considered to be followed by the expressions “without limitations” or “not limited to” even if not effectively followed by said expressions;

(g)	every reference to each individual shall also refer to his legitimate successors and assignees;

(h)
if, on the basis of this Contract, an activity must be performed, a communication sent or a term expires on a day other than a Working Day, said activity shall then be performed, the communication be sent or the relative term expire on the Working Day falling immediately after.

Article 3 – Object and Description of the Works

3.1 With this Contract, the Principal has entrusted “turn key” the Contractor, who accepts, with the realization of the Executive Project and the performance of all the Works in a world class manufacturing way and in compliance with the Technical Specifications and Applicable Laws. The Contractor is also entrusted, inter alia, with (i) obtaining of all the Applicable Permits required for the construction and the functioning of the System, (ii) the realisation of all the necessary Works required for the integral construction of the System in accordance with the terms and conditions set forth by this Contract, (iii) the connection of the System to the national electricity grid in compliance with the Project Implementation Schedule, and (iv) the assistance in obtaining the Incentive.

3.2 In particular, and without limitation, the following activities must be understood as having been included in the invariable Consideration referred to in Article 4:

(a)
Land Use Right (diritto di superficie): the Contractor undertakes to cause Sunex3 to appoint the Principal as party of the final Land Use Right agreement(s) referred to in Recital (F) above, so that the Principal will be able to validly hold the Land Use Right (diritto di superficie) over the Area, pursuant to Article 4.2.(a). All activities related to any cadastral parcelling (frazionamento) which may be necessary in relation to any plot of land involved by the System shall be carried out by the Contractor;

(b)
Transfer in favour of the Principal of the Applicable Permits, including the STMC and the Building Permit submitted by the Developer. In particular, the Contractor undertakes to cause the Developer to perform any required activity or prepare any needed document for the successful transfer of the Building Permit in favour of the Principal, pursuant to Article 4.2, including delivery to the competent Municipality Technical Offices of the variations to the Building Permit, if any;

(c)
Engineering: including the performance, for the System, of the Executive Project in compliance with the Technical Specifications and their amendment as required in order to obtain the Principal’s final, written approval, including, without limitation, the System “as-built” documentation, the electrical single wire and multi-wire diagrams, Technical Specifications, components and operation and maintenance manuals;

(d)
Civil Works: including, for the System, the realization of entries, digging work for the electrical underground cabling, if any, foundations, enclosures and constructions necessary to house the inverters and transformers, fencing, in accordance with the Executive Project and the Technical Specifications and supplying, on his own initiative and expense, the materials, vehicles or any other component and labour necessary. Realisation of all the provisional Works, including those located outside the Area (signage, even luminous, placards, crush barriers aimed at defining or limiting the paths of pedestrians and vehicles, in compliance with the traffic and viability provisions), as well as the preparation of the equipment aimed at guaranteeing, for the entire duration of the Works, in compliance with the provisions on safety and health on the workplace and what is contained and has been prescribed in the PSC. Realisation of site offices for the Works Manager and the Design Health and Safety Coordinator. Realisation of the utilities required for the supply of water, gas, electricity, drainage into the sewers, as well as the provision of suitable offices for the Design Health and Safety Coordinator. Payment of all the charges for the consumption of water, gas, electricity and drainage into the sewers, as described above. Building of barriers or provisional protection for the Works and wherever the safety provisions require them;

(e)
Supply of the electro-mechanical apparatus: including supply, installation and start up of the photovoltaic modules, mounting structures, inverters, module boards and electrical connection in direct and alternating current into the national electricity grid, transformation box, interface module boards, supervision and control system, monitoring system, video surveillance and weather station.

(f)
Assembly and installation: the supply and installation, including the use of labour, of all the materials, accessories and secondary components that might be required for the correct and safe operation and management of the System. Maintenance and operative capacity of the site for the entire duration of the Works;

(g)	Constant inspection and planning of the states of progress concerning the Works.

(h)
Grid connection civil works: the timely realisation of all the civil works required by ENEL with reference to the STMC, for the purposes of the System’s connection to the grid (merely by way of an example, the realisation of the area/cable line and delivery box). The works may include the intervention of ENEL.

(i)
Delivery to the Principal of all the necessary documentation, on issue of the System’s PAC and as a condition for the issue of the FAC, to be drawn up in compliance with the Applicable Law and in order to obtain the Incentive;

(j)
Post-STMC activities: relations with the competent authorities (such as, inter alia, ENEL) and the individuals appointed by the latter for the System’s connection to the grid shall be directly managed by the Contractor, who must constantly monitor ENEL’s activities and those of the other individuals, soliciting them, when necessary, with the means deemed to be most expedient, in order to facilitate and, in any case, make such connection to the national electricity grid possible within the Completion Date established by the Project Implementation Schedule. Furthermore, the Contractor shall carry out all activities and formalities aimed at obtaining the Incentive Agreement, the Interconnection Agreement and the PPA (as the case may be), and to prompt the Principal for proper action in connection therewith, when necessary.

(k)
Custody of the Area: maintenance, protection, monitoring, security service, custody and conservation of the Area and of the equipment erected or stored therein until the issuance of the relevant PAC. The protection and security systems and procedures will be in line with the best practice and the minimum standard requested by the insurers. The Contractor shall be the keeper of the Works, as well as all the materials and equipment to be used during the execution of the Works and must, therefore, adopt the necessary measures aimed at avoiding any losses, damages and thefts, as well as providing, at its own initiative and expense, for the replacement of what has been damaged or removed until the issue of the PAC and the System’s delivery to the Principal.

(l)
Clearance of the Area: removal of all tools and materials that are not necessary during the Warranty Period within the first twenty (20) Working Days after the signing of the PAC; cleaning of the Area, including the restoration of the surrounding areas and roads, in order to leave the System in the condition necessary for its proper operation and maintenance. Removal and transport to the authorised public dumps, of all waste materials that cannot be re-used, with final delivery, to the Principal, of the certification of its disposal, in compliance with the Applicable Law.

3.3 The Contractor shall perform, more generally, any other activities that might be necessary to duly perform the Contract, to achieve the standards of world class manufacturing, and MGPR.

3.4 In addition, the Contractor shall file, at its expense, any documents and applications necessary to apply for and obtain the Applicable Permits on a timely basis, or in the event that the Applicable Law requires that such Applicable Permits be filed by the Principal, the Contractor hereby undertakes to fully cooperate in good faith with the Principal in interacting with the public authorities and carry out all the activities to obtain them, as soon as possible, and in any case within the terms set out by the Applicable Law and the POS.

3.5 It is understood that the planning, realization, any inspection and the subsequent management of the System may be financed by the Financing Entity in compliance with the project financing or leasing outline, and that this shall require this Contract’s co-ordination with the terms set forth in the financing agreement, by means of entering into a direct agreement with the Financing Entity (the “Direct Agreement”). Therefore, the Parties mutually undertake to enter into the Direct Agreement, if necessary.

Article 4 – Consideration, Terms of Payment and Guarantees

4.1 The Principal shall pay the Contractor the Consideration of Euro 3,050.00 per kWp (three thousand fifty) for the System, plus VAT, in compliance with the following terms and conditions.

4.2 The Consideration shall be paid to the Contractor in accordance with the following Payment Milestones:

a) Payment Milestone 1: payment of Euro 680.00 per kWp (six hundreds eighty), with deduction of Euro 10,000.00 (ten thousand) referred to in Recital (F) and of the deposit equal to Euro 25,000.00 (twenty five thousand) referred to in Recital (I), shall become due by the Principal on occurrence of all the following events:

i.
completion of the Building Permit and all Applicable Permits (excluding the Incentive) procedure, including submission of the variations, if any, consequent to the planning and Equipment amendments, and the performance of the provisions established by the competent municipal technical offices to which the Building Permit might be subject to;

ii.
transfer to the Principal or a third company indicated by the Principal of the relevant Land Use Rights, by way of assignment of the definitive Land Use Right contract or by any other way as the Principal may require;

iii.	connection of the System to the grid is reasonably estimated by the Contractor, by way of a statement drafted in accordance with Annex 13 to take place within 120 (hundred and twenty) days;

iv.	delivery of the Parent Company Guarantee in compliance with the last paragraph of this Article 4.2, letter a).

Promptly after payment of the relevant invoice, and in any case within 45 days of receipt thereof by the Principal, the Contractor shall provide evidence to the Principal that the Building Permit as well as the STMC (and of any Applicable Permit already obtained) have been successfully transferred to the Principal.

The Contractor undertakes to deliver to the Principal, the Parent Company Guarantee within 7 (seven) Working Days of execution of this Contract, and in any case before having received the payment. The Parent Company Guarantee will be issued for the due performance of the Works, as well as for the due performance by the Contractor of any and all the obligations undertaken under this Contract, including, but not limited to, (i) the obtaining of a valid title of Land Use Right over the land where the System shall be built and developed in accordance to Article 3 above; (ii) the obtaining of all the Applicable Permits required for the realization, connection and the functioning of the System; (iii) the transfer of the Building Permit in favour of the Principal; (iv) the admission to the Incentives; and (v) any and all payment obligations arising in connection herewith. The Parent Company Guarantee will be issued in the form under Annex 5, for an amount equal to the Consideration. From the execution date by the Principal of the PAC, the Parent Company Guarantee must also guarantee the precise and prompt performance of the obligations undertaken by the Contractor, pursuant to the O&M Agreement, as well as the punctual performance of all the payment obligations, borne by the Contractor under the O&M Contract. The Parent Company Guarantee shall be finally released upon issuance of the FAC.

(b) Payment Milestone 2: subject to the provisions of art. 12.1 hereof, payment of Euro 340.00 per kWp (three hundreds forty) shall become due on occurrence of all the following events:

(i)	satisfactory outcome of the Technical Inspection and the relevant issuance of the TAC;

(ii)	all conditions precedent to Payment Milestone 1 are in place and valid;

(iii)	the Contractor can still reasonably estimate connection of the System within 120 (hundred and twenty) days of Payment Milestone 1;

(iv)	execution of the O&M Agreement.

(c) Payment Milestone 3: subject to the provisions of art. 12.2 hereof, payment of Euro 2,030.00 per kWp (two thousand thirty) shall become due on occurrence of all the following events:

(i)	satisfactory outcome of the Operational Inspection and issuance of the PAC;

(ii)	all conditions precedent to Payment Milestones 1 and 2 are in place and valid;

(iii)	delivery by the Contractor to the Principal of the Warranty Bond, provided that the Warranty Bond shall become effective on payment of Payment Milestone 3 by the Principal.

The Contractor shall deliver to the Principal the Warranty Bond, amounting to 15% (fifteen per cent) of the Consideration, to guarantee the due performance of any and all the obligations undertaken by the Contractor under the EPC Contract at the moment of PAC. The Warranty Bond shall be definitively released upon issuance of the FAC, provided that the insurance bond under the O&M contract is issued by the Contractor.

4.3 Once the Contractor believes that any of the Payment Milestones set out under Article 4.2 has been achieved, it shall so notify the Principal in writing. Within 5 (five) Working Days from receipt of the notice, the Principal shall inspect the Works and verify that the relevant Payment Milestone has been achieved. In the event of objection, the Principal shall indicate to the Contractor the works pending performance for that Payment Milestone. In the event that no objection is raised in writing by the Principal within such term, the relevant Payment Milestone shall be deemed approved.

Payment shall be made within 5 (five) Working Days of the date of receipt by the Principal of the invoice in relation to Payment Milestone 1 and within 15 (fifteen) Working Days in relation to other Payment Milestones. The relevant invoice may not be issued prior to confirmation under the preceding paragraph, and prior to issuance of the TAC with regard to Payment Milestone 2 and prior to issuance of the PAC with regard to Payment Milestone 3, as set forth in detail under Article 12.

The Parties agree that the payments of the Payment Milestone, for which the Principal shall issue a wire transfer confirmation, shall constitute mere advance payments and not the single lots in which the Parties intended dividing up the Works, with the exclusion, therefore, of the provision contained in the second paragraph of Article 1666 of the Civil Code.

4.4 The Parties agree and accept that the Consideration provided in the Contract is fixed and cannot be amended, save as provided in Article 10 of the Contract. Accordingly, the Parties have agreed to exclude the applicability of the Civil Code and every other provision that would entitle the Contractor to obtain a price review in the Contract in order to realise the Works. Save for art. 10 hereof, the risk related to the events referred to in Article 1664 of the Civil Code (burdensomeness or difficulty in performance: i.e. due to an increase of the cost of works and/or materials, or particular performance difficulties due to geological, hydraulic, etc.) and Article 1467 of the Civil Code is fully and expressly undertaken by the Contractor.

4.5 It is understood that, in the case of delay in payment of at least 30 days, the Principal must pay the Contractor interest on arrears as provided for by Legislative Decree 231/2002.

Article 5 – Representations and warranties of the Contractor

5.1 The Contractor represents and warrants that he has visited the Area, that the same is suitable for the System’s realization in a world class manufacturing way and in compliance with the Technical Specifications and the Applicable Law and has already checked the absence of obstacles of a technical and/or geological and/or hydraulic and/or legal and/or administrative nature with reference to the commencement of the Works. Any and all designs, engineering and project specifications produced and delivered by the Contractor shall be prepared and signed by a duly certified engineer and are appropriate to fully accomplish the purpose of this Contract. Therefore, any approval or acknowledgement by the Principal of the technical designs and documentation shall not release the Contractor from its duties, warranties and liabilities as to the exact delivery of the System and performance of the Works.

5.2 The Contractor represents and warrants that at the time of execution hereof he, also through the Developer, holds a valid Building Permit and accepted STMC in relation to the System and that he is unaware of any facts or circumstances, of any kind whatsoever that might prejudice the formation or validity of any System’s Applicable Permits, or the transfer or registration thereof in favour of the Principal. The Area, object of the final building right agreement regarding the Land Use Rights, are free from any encumbrances or burden and there are no third parties (apart from the lawful owners) who can claim any right in relation to such lands, nor prevent the acquisition by the Principal of the Area free from any encumbrances or burden.

5.3 The Contractor also represents and warrants to the Principal, with reference to the “turn key” nature of this Contract, to be the only Party liable to the Principal concerning the Works’ complete realization in a world class manufacturing way, undertaking, thus, all liability towards the Principal with reference to all the activities whose performance is entrusted to sub-contractors, pursuant to this Contract.

5.4 The Contractor expresses his consent, as of the date hereof, to the assignment and/or pledge in favour of the Financing Entity (or any third parties appointed by the latter) by the Principal of his receivables deriving from this Contract and shall provide his cooperation in the performance of all the formalities and shall provide any further consent, necessary or expedient, required as to the assignment and/or pledge's formation.

5.5 The Contractor guarantees to dedicate to the System, at all times, the adequate number of workers and to timely and completely pay all wages, insurance fees and public charges, social securities, etc. for the workers on the sites.

5.6 There are no impediments, to Contractor's knowledge that could compromise in some way the obtaining of the authorizations for the construction of the grid infrastructure necessary to connect the System to the grid.

Article 6 – The Principal’s duties

6.1 The Principal shall undertake to make available in the construction site the areas necessary to allocate the Contractor's site offices and warehouses as well as to store the materials.

6.2 The obligations of the Principal shall be those that are established in this Contract and those resulting from the Applicable Law, including, in particular, and without prejudice to the Contractor’s obligations under Article 3, the following:

(a)	to timely comply with its payment obligations under this Contract;

(b)	to promptly sign with Enel Distribuzione S.p.A. the Interconnection Agreement for the System, upon being prompted by the Contractor;

(c)	to promptly sign with GSE the Incentive Agreement for the System upon being prompted by the Contractor;

(d)	to promptly sign with the energy company of its choice the PPA upon being prompted by the Contractor;

(e)	to co-operate, in good faith, with the Contractor in relation to the Contractor's performance of this Contract.

Article 7– Works management, Safety Coordination and Costs, Site Rules

7.1 Pursuant to Article 89 of the Legislative Decree 81/2008, the Principal shall appoint a Design Health and Safety Coordinator for the planning phase. The Design Health and Safety Coordinator shall be in charge, during the planning phase, of all the obligations and responsibilities pursuant to the Applicable Laws regarding Health and Safety in the workplace. All the fees and expenses relating to said appointment, including his/her consideration shall be borne by the Principal. Pursuant to Article 89 of Legislative decree 81/2008, the Principal shall also appoint a Construction Health and Safety Coordinator for the Executive Project phase, who shall be in charge of all the obligations and responsibilities pursuant to the Applicable Laws regarding health and safety in the workplace. The Principal, pursuant the Article 89 of Legislative Decree 81/2008, shall delegate to a professional duly qualified the duties of supervision and coordination of the manner and timing of the Works (the “Works Manager”, i.e. the Responsabile dei Lavori). All the fees and expenses relating to the Works Manager  and the  Health and Safety Coordinators, including their considerations, shall be borne by the Principal.

7.2 In order to allow the Contractor to draw up the Piano Operativo di Sicurezza (the POS) the Principal, pursuant to Article 100 Para 1 of the Legislative Decree 81/2008, through the Design Health and Safety Coordinator, must deliver the Piano di Sicurezza e Coordinamento (the PSC) to the Contractor, at least 30 days before the Start of Works. The Contractor shall deliver to the Principal, at least 20 Working Days before the Start of Works the POS, which shall include any integrations related to the specific risks deriving from the execution of the works pursuant to Article 100, Para 1 of the Legislative Decree no. 81/2008 and to the terms set out in Annex 7 thereto. The POS and its amendment are an integral part of this Contract and the Contractor undertakes to comply with them as well as with any statutory provisions and regulations in force, and shall be held directly and autonomously liable in the case of any breach of the same.

7.3 The Works Manager, who in any case shall not have the Principal’s contractual powers of representation, shall supervise the Works to be performed in compliance with the contractual provisions and the law, the terms set out therein and, when the performance is carried out by sub-contractors, he must ensure the coordination between the individual works. In particular, without prejudice to the above, the Works Manager shall be responsible for the following:

(a)	Represent the Principal on site during the performance of this Contract;

(b)
Check compliance with the Project Implementation Schedule and, in the case of delay with reference to the latter, agree upon a new programme aimed at guaranteeing compliance with the dates established for the System’s final delivery;

(c)	Monitor the site;

(d)	Check the effective coordination among the subcontractors, under the Contractor’s liability;

(e)	Draw up the reports relative to the beginning and end of the Works, any suspensions and anything else that might concern the site Works;

(f)	Check the partial and final advance payments;

(g)	Analyse the costs indicated by the Contractor in the case of Discretional Variations;

(h)	Ensure the execution of the Technical Inspection, the Operational Inspection, the Reassessment Tests, and the delivery of the Works;

(i)
Check that the Contractor’s performance of the Works takes place in compliance with all the provisions of this Contract, of the Applicable Law and the Technical Specifications, and in a world class manufacturing way. In particular, the Works Manager shall:

(i)
impart the technical directions required to guarantee the Contractor’s compliance concerning the Works’ performance conditions and, where necessary, formulate the relative remarks and/or objections and propose Variations;

(ii)	validate the Technical Inspection and the Operational Inspection for the Principal’s approval;

(iii)	supply the Contractor with clarification and/or supplementary technical explanations concerning the projects’ specific elements and/or technical descriptions necessary to carry on the Works;

(iv)
order the amendments, which are necessary for technical reasons, related to specific elements of the Works that do not impair the substance and nature of the Works and that do not constitute Discretional Variations;

(v)	approve the drawings prepared by the Contractor with reference to their compliance with the Technical Specifications and the Executive Project approved by the Principal.

7.4 Within 5 (five) Working Days of the Communication of the Executive Project’s approval, the Contractor shall inform the Principal in writing about the Site Manager’s name, who must have the technical expertise and professionalism necessary to perform his appointment according to this Contract. In particular, in order to ensure the correct performance of the Contractor’s obligations under this Contract and the Applicable Law, the Site Manager must:

(a)	cooperate with the Works Manager, the engineer appointed to draw up and sign the Executive Project and with the Health and Safety Coordinators; and

(b)	observe all the requirements and observations imparted by the above persons in the case they spot any inconsistency between the Works and the Applicable Laws.

7.5 Any instruction, request, integration or order from the Works Manager, the Health and Safety Coordinators and/or the Safety Coordinator shall be communicated to the Contractor in writing by means of specific Service Orders which must be progressively numbered and delivered to the Site Manager in two copies, one of which must be returned, duly signed, by the Contractor in receipt thereof. The Contractor shall not be entitled to refuse to perform the orders received, save for his right to draw up, in writing, his own remarks or reservations on signing the Service Orders which must, in any case, take place, on penalty of forfeiture, within 5 (five) Working Days of receipt of the Service Orders.

7.6 The Health and Safety Coordinators, the Works Manager, the Technical Consultant and/or the individuals indicated by the Principal shall be entitled to enter the site, at any time whatsoever, and to carry on the verifications that, at their unquestionable judgement, would be necessary.

7.7 The personnel employed by the Contractor to carry out the Works must be experienced and of a sufficient number in respect of the obligations undertaken by the Contractor. The Principal shall be entitled to require the immediate removal from the site of the personnel’s members who, at his unquestionable judgement, do not offer sufficient guarantees for the timely performance and quality of the Works and/or whose conduct might prejudice the System and its performance. The Contractor’s personnel, operating where the work is carried out, must be equipped with an identity badge.

7.8 The Contractor undertakes to comply with all the obligations derived from the Applicable Law’s provisions regarding labour and social security, including the general, health rules on the work place, the provisions on accident prevention on the work place, the obligatory insurance for accidents in the work place and professional illnesses, social security for involuntary unemployment, invalidity or old age, tuberculosis and other professional illnesses, the protection of workers in the case of a contract with particular reference to the Legislative Decree Law No. 81/2008 and to any other provisions in force or which might arise during the Works aimed at protecting the workers. Furthermore, the Contractor shall grant his personnel an economic and juridical status in compliance with the applicable labour collective agreements, and shall provide, upon the Principal’s written request, suitable documentation constituting evidence of the appropriate economic and juridical status and holding the Principal harmless from any claim raised by his consultants and/or employees.

7.9  Pursuant to Article 26, paragraph 5 of Legislative Decree no. 81/2008, Annex 8 contains specific indications of the costs relating to safety in the Area, which is included in the Consideration, which the Contractor is obliged to draw up with accuracy and precision.

7.10 The Parties agree that the prevailing language for any correspondence between them in relation to the entire execution of this Contract, including correspondence, testings and inspections shall be the English language.

Article 8 – Performance of the Works

8.1 The Contractor shall deliver to the Principal, within 20 (twenty) Working Days of the date on which this Contract is executed, two copies of the Executive Project for the System, one on paper and one using editable software, for the Principal’s approval.

8.2 Within 10 (ten) days from the Executive Project’s delivery date to the Principal, pursuant to Article 8.1 foregoing hereto, the Principal shall provide the Contractor with his consent or his remarks and/or proposals for amendment and integration which are necessary in order to bring into line the Executive Project with the Decree Law and the Technical Specifications. The Contractor shall undertake, at his own expense and without this constituting a reason for requesting any variations to the Consideration, to amend the Executive Project in compliance with the Principal’s proposals. The amended/integrated Executive Project shall be delivered to the Principal within the following 10 (ten) Working Days, in order to obtain his approval, provided that in the following 10 (ten) days the Principal shall communicate his decisions to the Contractor.

8.3 Once the Executive Project has been approved by the Principal, the latter shall provide the Contractor with a written communication (the “Communication of the Executive Project’s Approval”), and the Parties shall meet within 7 (seven) days of the Contractor’s receipt of said communication, in order to proceed with the delivery of the Area to the Contractor. On delivery of the Area, as a condition to allow the Start of Works, the Contractor shall provide the Principal with evidence that he has entered into the insurances provided under Article 15, in accordance with the terms thereof.

8.4 After delivery of the Area, the Contractor shall set up the site and commence the Start of Works for the System.

Article 9 – Completion Date and Delay Liquidated Damages

9.1 The Contractor undertakes to achieve Mechanical Completion and connection of the System to the grid (i.e. Commencement of Operation) within 120 (one hundred and twenty) days of the date Payment Milestone 1 shall be paid in accordance with the Contract (“Completion Date”). The Parties agree that in the case of delay by the Principal in the payment of the invoices in accordance with the terms set out in Article 4.3, provided that the procedure of inspection of the Works set out therein has been complied with, the Completion Date shall be postponed by a period of time equal to the days of delay in the relevant payment, save for any other remedy provided in this Contract.

9.2 In the case of an envisaged delay in respect of the date referred to in Article 9.1, the Contractor shall within 7 (seven) Working Days from the relevant date, deliver to the Principal a written delay recovery plan, specifying the relevant terms and procedures aimed at safeguarding, inasmuch as possible, the punctual achievement of the Completion Date. For the avoidance of doubt the submission of such recovery plan to the Principal shall not relieve the Contractor from any of its obligations under this Contract.

9.3 In the case of failure to comply with the date set forth in Article 9.1, the Principal shall be entitled to apply Delay Liquidated Damages equal to Euro 1.2/kWp (one point two)  per day of delay up to a maximum amount of 5% (five percent) of the Consideration, save for any greater damages and all further compensation in the case of termination pursuant to Article 20.1 (b). The Contractor acknowledges that the above amounts are a genuine pre-estimate of the Principal’s losses in the event of delays in the Completion Date.

9.4 During the first 90 (ninety) days of delay, the Principal shall offset the Delay Liquidated Damages against the Consideration, which shall accordingly be reduced. As from the 91st (ninety-first) day of delay, the Principal shall be entitled to the payment of the Delay Liquidated Damages accrued until such time (i.e., for the avoidance of doubt, during the first 90 days Delay Liquidated Damages). Further Delay Liquidated Damages shall be payable on a monthly basis upon receipt by the Contractor of the Principal’s payment notice.

9.5 Without prejudice to the above, the Principal shall also be entitled (in its absolute discretion) to offset the Delay Liquidated Damages against any monies due, or to become due, to Contractor.

9.6 The payment shall not release the Contractor from its obligation to complete the Works or from any other duty, obligation or responsibility under the Contract.

9.7 In the event that the 2010 Incentive foreseen by the Decree is not awarded to the System, the Contractor shall be liable to grant to Principal a discount equal to the loss of profit discounted to present (“Discount”). The Parties agree that every 1 (one) cent reduction in the tariff shall result in the Consideration being reduced by Euro 100.00 per kWp (one hundred), on a pro-rata basis. The Discount shall become payable by the Contractor 30 days after it becomes clear that the System is not admitted to the 2010 Incentive foreseen by the Decree.

9.8 The Contractor explicitly waives any right to offset the amounts due to the Principal by way of Discount or Delay Liquidated Damages, pursuant to this Article 9, or pursuant to Article 20.1 against any amount that the Contractor might claim against the Principal. The Contractor acknowledges and considers that the Discount and the Delay Liquidated Damages are suitable to the Consideration and the prejudice that each delay might cause the Principal, and waives any claim or action aimed at obtaining a reduction of such Delay Liquidated Damages or Discounts.

Article 10 – Variations

10.1 The Contractor undertakes to perform any Variations to the Works, which are required both for the execution of the Works according to the best quality standards as well as if requested by the Principal.

10.2 In particular, for the purposes of this Contract, the Variations considered shall be the following:

(a)
Variations required for the correct fulfilment of the Works in a world class manufacturing way and in compliance with the Technical Specifications and the Applicable Law, pursuant to Article 1660 of the Civil Code (“Necessary Variations”);

(b)
Variations requested by the Principal during the performance of the Works, or alternatively, proposed by the Contractor and accepted in writing by the Principal and/or the Financing Entity, subject to the favourable opinion of the Technical Consultant (“Discretional Variations”).

10.3 In the case of Necessary Variations, the Contractor shall, if at any time whatsoever whilst the Works are being performed the necessity of any kind of quantitative and/or qualitative amendments concerning the same is found, to immediately inform the Principal in writing, indicating the type of Variations proposed with an indication of the relative quantity, materials and price per unit as well as the realization times required for said intervention. It is understood that no Necessary Variation may be performed without the prior consent to do so by the Principal and the Financing Entity (which shall base its consent on the Technical Consultant’s prior positive opinion). Similarly, in the case of Discretional Variations, the Contractor, with the document proposing the same or within 10 (ten) Working Days in the case that the Variations have been proposed by the Principal, shall send to the Principal and to the Technical Consultant a communication setting out the relative quantity, materials, unit prices, realization times connected with said Variations and the relevant higher costs, if any, provided that in any case no Discretional Variation can be performed without the Principal and Financing Entity’s prior written consent, also with regard to the Variations’ cost.

10.4 It is understood and agreed between the Parties that: (i) the costs related to the Discretional Variations requested by the Principal, once agreed between the Parties in accordance with the above provisions, shall be added to the Consideration and paid according to the terms of Article 4 above; and (ii) the costs related to the Necessary Variations, provided that they do not exceed 4% (four per cent) of the Consideration, shall be entirely borne by the Contractor. The increase in the Consideration possibly due by the Principal shall not exceed an amount equal to the reasonable costs incurred by the Contractor in relation to the System in order to comply with the Applicable Law.

10.5 The determination of the Variation’s value for the purposes of paying for the additional costs and the application of Article 10.4 above, shall take place in compliance with the following criteria:

(a)	on the basis of the unit prices in the “Construction Work Price Information” published by the Chamber of Commerce of Padua;

(b)
the activities that cannot be evaluated according to the above criterion must be agreed on the basis of the market prices applicable to the Works, object of the Contract, as agreed in writing between the Parties.

10.6 In the case of delay of the Works due to the necessity to carry out any Discretional Variations and Necessary Variations due to a change in the Applicable Law, the Parties accept that the Project Implementation Schedule shall be modified in agreement between the Parties. This extension must be at least equal to the period agreed between the Parties to be necessary to perform the Variations.

10.7 The Contractor waives the termination right foreseen by article 1660 of the Civil Code. Furthermore, Article 1661 of the Civil Code shall not apply to the Discretional Variations requested by the Principal.

Article 11 – Force Majeure

11.1 Force Majeure shall imply any unforeseeable event, fact or circumstances which cannot be directly attributed to the Party invoking it, which is impossible to prevent by employing ordinary diligence and such as to make impossible, objectively and absolutely and either totally or partially, the performance of any of the obligations under this Contract, provided that said events, acts, facts or circumstances:

(a)	are outside the control, either direct or indirect, of the Party invoking them;

(b)	could not have been avoided by employing the normal diligence requested by the nature of the activities performed by such Party; and

(c)	have been invoked by the same as Force Majeure events (“Force Majeure”).

11.2 Merely by way of an example, without limitation and on condition that they satisfy the requirements listed in Article 11.1 above, the Parties mutually acknowledge that the following events constitute causes of Force Majeure:

(a)	general and category and national and local strikes (other than the Contractor’s corporate strikes);

(b)	wars or any other hostile acts, including terrorist attacks, revolts, uprisings and other civil disorder;

(c)	blockages or embargoes, even of a financial nature;

(d)
exceptional, adverse natural phenomena, including lightning, whirlwinds, earthquakes, fires, floods, overflows, floods, drought, adverse weather conditions that impede the performance of the Works and which cannot be foreseen on the basis of weather forecast data for the current period, meteorites and volcanic eruptions;

(e)	explosions, radiation and chemical contamination.

11.3 The Contractor acknowledges and accepts that the following events do not constitute Force Majeure:

(a)	non-obtainment, revocation or non-renewal of any permit required to perform the Works and realization of the Systems, for facts attributable to the Contractor; and

(b)	any delays in the delivery of supplies and materials by the suppliers.

11.4 Each Party shall immediately inform the other one, in writing, about the occurrence of a Force Majeure event that shall hinder his obligations and, in any case, within 48 (forty-eight) hours from becoming aware of the same, indicating the possible impact that said event might have upon the Project Implementation Schedule. The Party concerned shall also promptly inform the other one when said Force Majeure cause ceases.  In the case of no or delayed communication as to the existence of the end of a Force Majeure cause, the Party in breach of his obligations shall be liable for the damage sustained by the other Party, which could have been avoided or limited, in the case of the timely receipt of the relevant communication.

11.5 The Contractor acknowledges and accepts that he shall not be entitled to request any increase in the Consideration or different compensation in relation to the Force Majeure event, except for the costs sustained to adopt the measures referred to in Article 11.7. Subject to the Principal and Financing Entity’s approval (which shall employ the Technical Consultant’s positive prior opinion), the terms established in the Project Implementation Schedule for the Works’ performance will be extended, further to the Contractor’s written request, for a period equivalent to the duration of the Force Majeure even and for the time required to put together the Equipment and stores of materials that have eventually been damaged.

11.6 Should the aforementioned Force Majeure events continue, uninterruptedly, for a period of more than 90 (ninety) natural, consecutive days, or for more than 120 (one hundred and twenty) natural, non-consecutive days, as accumulated during the period of time in which this Contract is in force, the Principal shall be entitled to terminate this Contract.

11.7 In any case, the Parties shall use their best endeavours to reduce the consequence of the Force Majeure event and shall do what they can to re-establish normal conditions and mitigate any damages eventually sustained by the other Party.

Article 12 – Inspection of the Works for payment purposes

12.1 Payment Milestone 2 - Technical Inspection – TAC. Once the Mechanical Works are completed, the Contractor shall deliver to the Principal the notice of Mechanical Completion. This notice shall imply the suitability of the System, to be prepared and tested for connection to the national electricity grid except for the physical realization of the connection line to the national electricity grid. Within 10 (ten) Working Days from the Principal having received said communication, the Parties, together with the Works Manager and the Site Manager, as well as the Technical Consultant appointed by the Principal and/or the Financing Entity, shall start the Technical Inspection, in accordance with the procedure provided for in Annex 10, in order to verify that the Works have been carried out in accordance with the Technical Specifications, the Applicable Laws and in a world class manufacturing way. If the Technical Inspection is concluded in a positive way, the Principal shall sign the Technical Acceptance Certificate substantially in the form attached in Annex 11. Should the Technical Inspection not be passed, the Contractor shall remedy any defects found within a reasonable timeframe which shall be agreed by the Parties. Following the signing of the Technical Acceptance Certificate, the Contractor shall be entitled to issue the relevant invoice.

12.2 Payment Milestone 3 - Operational Inspection - PAC. Upon Commencement of Operation the Contractor will issue the Commencement of Operation notice as described in Annex 12 to the Principal. Within the shortest possible delay provided that the System has been continuously producing energy for a minimum period of 5 (five) consecutive calendar days with a maximum interruption of 2 (two) blank hours, the Parties, with the collaboration of the Works Manager and the Site Manager, as well as the Technical Consultant appointed by the Principal and/or the Financing Entity, shall begin the Operational Inspection according to the procedure described in Annex 10, and in the presence of the Technical Consultant. In order to start the Operational Inspection, the Contractor must provide all the technical documentation required by the Principal and the Technical Consultant, the “as built” drawings of the Works, the instruction manuals and system maintenance documents. It is understood that the responsibility for all Operational Inspection activity shall be borne by the Principal. During the Operational Inspection, the Principal shall check if (i) the Works have been carried out in a world class manufacturing way and if (ii) they abide by the Technical Specifications and Applicable Law, and (iii) if the System performs in accordance with the MGPR. Upon receipt of the Technical Consultants’ commissioning report and a satisfactory evaluation by the Principal and the Financing Entity hereof the Principal shall issue the PAC substantially in the form attached in Annex 14 and will attach the commissioning report of the Technical Consultants hereto. Should the Operational Inspection not be passed, the Contractor shall remedy any defects found within a reasonable timeframe which shall be agreed by the Parties. Specifically in case of non compliance of the System with the MGPR the Principal shall grant the Contractor, in writing, a period of no more than 25 (twenty-five) Working Days from the relative communication, within which the Contractor must remedy said defects and/or carry out any necessary action to achieve a positive result of the Operational Inspection. Following the signing of the Provisional Acceptance Certificate, the Contractor shall be entitled to issue the relevant invoice.

If the PAC has been passed with certain minor finish work still pending execution, the Principal shall sign the Provisional Acceptance Certificate, provided that the pending minor finish works (the Punch List Works) are listed in an attached document signed by the Parties (the Punch List), and that a period of up to thirty (30) days, or the different period agreed upon by the Parties on the basis of the general accepted commercial practice, is set therein for completion of the Punch List Works.  Contractor shall use its best efforts to carry on the Punch List Works so as to minimize any interference with the operation of the relevant System and so as to minimize any reduction in performance or availability of the relevant System.

If, at the conclusion of the time period specified in the Punch List, the Punch List Works have not been performed by the Contractor, the Principal, without prejudice to any other rights it may have hereunder in respect of such not completed Punch List Works, shall give notice to the Contractor and the Contractor shall perform such Punch List Works within fifteen (15) days from receipt of the notice.  Should the Contractor fail to do so, the Principal shall be free to perform such works directly or through third parties, and shall have the right to (a) deduct the related direct costs and expenses (duly documented in writing) from the Consideration, or (b) to enforce the Parent Company Guarantee for the amount of said direct costs and expenses.

12.3 Transfer of ownership of the System in favour of the Principal shall occur on issuance of the Provisional Acceptance Certificate.

12.4 On issuance of the Provisional Acceptance Certificate, the Contractor must make the O&M Agreement operative in relation to the accepted System.

12.5 Incentive Acceptance Certificate. The Principal shall issue the IAC as per Annex 15 after having confirmed that all the following conditions have taken place:

(a)	Power Purchase Agreement is in force with reference to the collection of the electrical energy produced by the System;

(b)
Incentive Agreement is entered into with GSE in compliance with the terms foreseen in Article 5, paragraph 4, of the Decree Law, together with all the documents foreseen by the AEEG Resolution 90/07 and the Principal has been informed about the System’s admission to the incentive tariff foreseen by the Decree Law.

12.6 Reassessment Tests. The First Reassessment Test of the MGPR shall be performed, in accordance with the procedure described in Annex 10, 12 (twelve) months after the PAC. The Second Reassessment Test of the MGPR shall be performed 24 (twenty four) months after the PAC.

The Contractor shall notify the Principal when the System is ready to be tested and both Parties will agree a date to carry out the Reassessment Tests for the corresponding annual period (such a date will not be later than the fifteen (15) working days following expiry of the 12 month period following the start of the Warranty Period or the date of the end of the Warranty Period as appropriate).

The First and the Second Reassessment Test of the System shall be subject to the Technical Consultant’s consent.

12.7 Final Acceptance Certificate. The Principal, with the prior written consent of the Technical Adviser and of the Financing Entity, shall issue the Final Acceptance Certificate as per Annex 16 upon the satisfaction of the following conditions,

•	the System has passed successfully the First and Second Reassessment Test and/or any related Performance Liquidated Damages have been paid by the Contractor.

•	the IAC has been issued;

•	agreement with the GSE and the Incentive are in force with reference to the collection of the electrical energy produced by the System;

•	all the obligations related to the regulation of access to the grids have been fulfilled;

•	the O&M guarantee foreseen under the O&M Agreement is in place.

Article 13 – Warranties for Defects and Materials

13.1 The Contractor shall warrant the System’s performances in compliance with the Technical Specifications and the MGPR as foreseen in Annexes 6 and 9 for the period of 24 (twenty four) months after the issue of the PAC. The Contractor shall undertake, in any case, to promptly remedy the System’s lower performance after having received from the Principal a written communication regarding the unsatisfying performance.

13.2 Penalties. If the effective performance ratio disclosed by the PAC test and/or the First Reassessment Test and/or the Second Reassessment Test is less than the MGPR, the Contractor shall pay to the Principal Performance Liquidated Damages equal to Euro 7.5 per kWp (seven point five), per each percentage point which is lower than the value indicated in the MGPR. It is understood that the total amount of Performance Liquidated Damages, shall be no more than 1% (one per cent) of the Consideration. Performance Liquidated Damages shall be payable at the end of the month in which the relevant test was held.

13.3 Without prejudice to the above, the Contractor shall provide the Principal with a guarantee for any defects concerning the Executive Project and the Works in accordance with Article 1667 and 1669 of the Civil Code. The terms of said guarantee will come into force from the date of issuance of the PAC, in accordance with Article 12 above, for a period of 24 (twenty four) months. The terms to give notice with reference to defects are ruled by Articles 1667 and 1669 of the civil code. Accordingly, the Contractor shall during such time:

(a)           replace, repair and/or adjust any defective Equipment;

(b)           guarantee availability of spare parts.

13.4 In addition to the above, the Contractor must also provide the following specific guarantees with regard to the photovoltaic modules:

(a)
Install a guaranteed potential by means of the issue of "flash test" certification of the modules.  The power effectively installed must reach the quantity established in the relative manuals, in compliance with the Technical Specifications. Otherwise, the Contractor shall be obliged to replace the faulty modules and/or install additional modules in order to reach the nominal power as described in Recital D;

(b)
A photovoltaic module efficiency guarantee for a minimum period of twenty years after the issue of the PAC, provided that the cumulative deterioration of the photovoltaic modules does not exceed, for the first 10 (ten) years, 10% (ten percent) and for the first 20 (twenty) years, overall, 20% (twenty percent). The relevant guarantee’s extension in compliance with the terms of the law has already been taken into consideration in calculating the MGPR.

Said guarantees must be accompanied by the modules’ producer’s counter-security, of which the Principal shall be entitled to choose to be the direct beneficiary, since the Contractor shall, in any case, be held jointly liable with said producer.

Article 14 – Assignment, Subcontracting and Sub-supply

14.1 The Contractor shall not be entitled to assign, either totally or partially, the Contract; however, the Contractor may be entitled to subcontract the performance of any portion of the Works to third parties, subject to the Principal’s prior written consent.

14.2 In the case of subcontracting, it is understood that the Contractor shall be totally and unconditionally liable to the Principal with reference to the complete, precise and punctual performance of the Contract, including with reference to the totality of the subcontracted works and the supplies and also with reference to compliance with the provisions relative to remuneration and social security and the Works meeting the requirements established by this Contract.

14.3 In any case, each of the subcontractors shall abide by and comply with the provisions set forth in the PSC and the POS, since the Contractor shall be held directly liable to the Principal in relation to this compliance.

14.4 The Principal shall be entitled to assign this Contract any third company indicated by the Principal, and the Contractor expressly consents as from now to such assignment.

Article 15 – Insurance

15.1 The Contractor, without prejudice to his own responsibilities, shall, at his own total expenses, enter into the following insurance policies with first-class insurance companies, with an S&P rating of no less than A- or equivalent or, in any case, that satisfies the Principal and the Financing Entity, if appointed, and maintain them operative for the entire period in which this Contract is in force. Said insurance policies must be submitted beforehand to the Principal and the Financing Entity, if appointed, for their approval:

(a)	Industrial accidents insurance in favour of the Contractor’s employees and/or any workers who are not the Contractor’s employees;

(b)	employers’ liability, with a minimum limit of no less than Euro 5,000,000.00 per event and 2,000,000.00 per person;

(c)
Insurance to cover third party civil liability, with a minimum limit per event of no less than Euro 5,000,000.00; the Principal and the Financing Entity, albeit maintaining the qualification of “third party”, they must be inserted as “additional party insured” and there must be an explicit clause waiving the party’s insured recovery against the Principal, the Financing Entity and their employees and consultants;

(d)	Insurance to cover professional civil liability, with a minimum limit per event of no less than Euro 2,500,000.00;

(e)
Insurance to cover vehicle civil liability, for all owned vehicles and/or in use, which must be provided with the mandatory insurance policy as foreseen by the Law No. 990/69 and subsequent amendments and integration, for a minimum limit of no less than Euro 5,000,000.00 per accident;

(f)
“All risks Property Damage”, including theft, insurance, to cover all the goods and assets, including the main cabins, equipment and machinery used during the Works’ realization, with the sum insured equivalent to the value incurred by replacing the same.

15.2 The Contractor, without prejudice to his own responsibilities shall, at his own total expenses, enter into the following insurance policies, with first-class insurance companies, with an S&P rating of no less than A- or equivalent or, in any case, which satisfy the Principal and the Financing Entity, if appointed, and maintain them operative for the entire period in which this Contract is in force. Said insurance policies must be submitted beforehand to the Principal and the Financing Entity, if appointed, for their approval:

(a)
E.A.R. “Erection All Risks” policy to cover the damages derived from the damage to total or partial destruction of the Works, which might occur while the Works are carried out. The cover shall also provide for cover for extended maintenance for a period of 24 months, the supply warranty, the section of third party civil liability (including the crossed liability between the participants and the works) and the advanced loss of profit section. The sum insured for the Works shall be equivalent to the Contract’s value, whilst the civil liability upper limit shall be no less than Euro 5,000,000.00 per accident;

(b)
transport policy to cover the material damages and aimed at the assets required to realise the Works, including the advanced loss of profit section. The cover shall run from the place of departure anywhere in the world until arrival care off the site where the works are performed.

15.3 The insurance policies provided under paragraphs 15.1 and 15.2 shall as include the Financing Entity, if appointed, the Principal, and any other subcontractor among the insured parties. The Principal shall be entitled, at his own unquestionable judgement, to enter into other covers or policies in integration of and/or besides those foreseen by this Article 15, simply informing the Contractor of the same beforehand.

15.4 The Contractor acknowledges that the insurance cover referred to in Articles 15.1 and 15.2 may be object of encumbrance in favour of the Financing Entity. In this respect, the Contractor agrees that the Principle, at its discretion, may require that the insurance company issues an endorsement letter in favour of the Financing Entity, for the case that a Financing Entity is appointed. In addition the Contractor agrees to use reasonable endeavours to achieve any requirements of the Financing Entity relating to security over the insurance policies.

15.5 In any case, the amounts exceeding the upper limits and the indemnity limits insured, as well as the amounts corresponding to any type of excess liability relative to any policy shall be charged to the Contractor.

15.6 The Contractor shall be responsible for losses exceeding the insured limits and for policy deductibles. He shall also hold the Principal and the Financing Entity harmless from any claims for compensation for damages, liabilities, costs and expenses derived, directly or indirectly, from events covered by the insurance policies but which, for any reason whatsoever, are not compensated or by events that are not covered by the policies themselves.

15.7 It is understood between the Parties that the Principal shall, in any case, be free to commence legal proceedings against the Contractor to seek compensation of all the eventual and further damages that might result as not being covered by any policy and which can be ascribed to the Contractor by virtue of this Contract.

15.8 The Contractor shall deliver executed copy the aforementioned policies and evidence of the payment of the premiums for the entire duration of the relative period insured promptly after execution of this Contract and in any case within the terms foreseen in Article 8.3 and hereby undertakes not to make any changes to the policies without the Principal’s prior authorisation to do so. The Contractor shall also undertake to check that sub-contractors underwrite, for the entire duration of the Works, suitable insurance cover in compliance with Articles 15.1 and 15.2 above, charged to the Contractor himself.

Article 16 – Performance Suspension

16.1 The Principal, by means of the Works Manager, shall be entitled to suspend the Contract, either totally or partially, at any time whatsoever and on more than one occasion, by providing the Contractor with written communication of the suspension sent by registered mail with return receipt. Said suspension cannot, in any case, exceed, as a whole, the overall duration of 45 (forty-five) calendar days.

16.2 The Contractor shall be entitled to receive a refund for the costs and expenses sustained due to suspension, which shall be provisionally defined (in order to permit continuation of the Works) by the Works Manager, except for the Parties being entitled to object the Works Manager’s decision pursuant to Article 24.  The Parties shall undertake, in any case, to provisionally apply the Works Manager’s decision.

16.3 In the case of suspension arising pursuant to this Article, the Parties have accepted that the Project Implementation Schedule may be amended in agreement between the Parties. This extension must be at least equal to the period of suspension.

Article 17 - Unilateral Termination by the Principal

17.1 The Principal shall be entitled, at any time whatsoever, to unilaterally terminate the Contract, informing the Contractor by means of notice sent by registered mail with return receipt.

17.2 In the case of the Principal’s exercising the unilateral termination right referred to in the previous paragraph and save for Article 17.4 here below, the Principal shall pay the Contractor, in addition to the Consideration for the Works, performed up until that time, an indemnity equal to 10% (ten per cent) of the value of the outstanding Works.

17.3 The Contractor shall withhold any advance payment on the Consideration made by the Principal in compliance with the Payment Milestones, save for the Contractor’s right to claim payment of any further amounts due to the Contractor for all the Works that have been carried out until receipt of the termination notice.

17.4 The Principal shall be entitled to terminate the Contract pursuant to the above, should the Applicable Law change or should a Force Majeure event occur which renders the realization of the System impossible and leads to the revocation of any Applicable Permit. However, in this case and in derogation to what has been foreseen in Article 17.2, the Contractor shall only be entitled to payment of the consideration due for the Works carried out until the delivery of the termination notice, excluding any indemnity for the part of the Works that have not been performed.

17.5 Should the Principal terminate the Contract, it shall promptly return the Parent Company Guarantee to the Contractor.

Article 18 – Termination attributable to the Contractor

18.1 The Principal shall be entitled to terminate the Contract pursuant to Article 1456 of the Civil Code (clausola risolutiva espressa), by giving notice to the Contractor no later than 30 (thirty) calendar days of the Principal becoming aware of any of the following circumstances:

(a)
non-delivery of the Parent Company Guarantee and all the insurance policies to the Principal within the terms foreseen in Article 15 of this Contract and in compliance with the condition foreseen therein, or the Contractor’s breach of its obligation of maintaining the Parent Company Guarantee and the insurance policies in force, at its own expense, in compliance with the terms and conditions foreseen in this Contract;

(b)	any of the representations or warranties provided in Article 5 is imprecise, untrue or misleading;

(c)	the Building Permit, the STMC, and any other Applicable Permit already obtained are not transferred to the Principal pursuant to art. 4.2.(a);

(d)	cancellation or revocation of a Building Permit, STMC, or any Applicable Permit for reasons attributable to the Contractor;

(e)	the circumstances provided under Article 11.6 occur;

(f)	non-admission to the 2010 Incentive or in any case non entry into force of the Incentive Agreement;

(g)	the Contractor has exceeded the maximum limit of Liquidated Damages and/or Penalties foreseen pursuant to Articles 9 and 13;

(h)	failure to pass the Operational Inspection and consequent non-issue of the PAC;

(i)	failure to release the Warranty Bond upon issuance of the PAC

(j)	failure to pass the Reassessment Tests;

(k)	failure to satisfy the condition in Article 12.7 and consequent non-issue of the FAC within 24 months from the issuance of the PAC

18.2 The Principal shall be entitled to send the Contractor notice to perform within the terms of no less than 30 (thirty) calendar days from receipt of the relevant notice (or any longer terms that are considered to be appropriate by the Principal in relation to the circumstances), pursuant to Article 1454 of the Civil Code in all events of the Contractor’s breach, other than those referred to in Article 18.1 above, of his obligations, pursuant to this Contract.  Should the Contractor not perform within such terms, the Principal shall be entitled to declare the Contract terminated.

18.3 The Contract shall be terminated pursuant to Article 81 of the Italian Bankruptcy Law (R.D. 267/1942 as amended and/or integrated from time to time), if the Contractor becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of his creditors, or if any act is done or event occurs which (under Applicable Law) has a similar effect to any of these act or events, unless the Principal consents to continuation of the Contract.

Article 19 - Termination attributable to the Principal

19.1 In the case of the Principal’s breach of its obligations pursuant to this Contract, the Contractor shall be entitled to send the Principal and the Financing Entity, if appointed, notice to perform within the terms of 30 (thirty) calendar days of receipt of such notice, pursuant to Article 1454 of the Civil Code. The Contractor acknowledges and accepts that termination of the Contract due to facts attributable to the Principal cannot, in any case whatsoever, be declared or requested unless notice demanding performance is sent to the Principal, with the Financing Entity in copy, pursuant to this Article.

19.2 The Contract shall be terminated pursuant to Article 81 of the Italian Bankruptcy Law (R.D. 267/1942 as amended and/or integrated from time to time), if the Principal becomes bankrupt or insolvent, goes in liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of his creditors, or if any act is done or event occurs which (under Applicable Law) has a similar effect to any of these act or events, unless the Contractor consents to continuation of the Contract.

Article 20 – Termination Consequences

20.1 In the case of termination of the Contract attributable to the Contractor, in any of the events foreseen by the Applicable Law or by this Contract, the Principal shall be entitled to receive from the Contractor, save for any further damages, payment of a termination penalty equal to 10% (ten percent) of the value of the remaining Works, to be determined in the value of the Consideration less the amounts of the Payment Milestones become due on the time of termination. The Principal shall also be entitled to receive from the Contractor the refund of the amounts corresponding to the balance of the payments which have not been up to that time allocated to the subsequent Works.

Without prejudice to the above, the Principal shall also be entitled to:

(a)	prepare a report of completed Works setting forth the value thereof, in which case, upon termination, without prejudice to any provisions of this Contract, the Principal shall have the right to:

i.	keep the completed Works, in which case the Contractor shall promptly abandon the Area and transfer the ownership of any completed Works if not already transferred; or alternatively,

ii.
reject the Works, in which case the Contractor shall dismantle the Works bearing the relevant costs and expenses and return to the Principal any payment of the Consideration received, plus interest in accordance with Article 1224 of the Italian Civil Code.

(b)
quantify the amount of any and all penalties, Delay Liquidated Damages, Discounts, etc, owed by the Contractor to the Principal, in which case the Principal shall prepare a statement of amounts due to the Principal less any amounts due to the Contractor under this Contract; the statement of amounts outstanding shall be sent to the Contractor which shall send its observations to the Principal within ten (10) days. Failure to send observations within such ten-day period shall be deemed consent to the statement of amounts due to the Principal. Payment of the amounts indicated in the previous paragraph shall be made within 7 (seven) calendar days of receipt of the above-mentioned statement, and the Principal shall be entitled to enforce the Parent Company Guarantee and/or the Warranty Bond to recover any such amounts. In the event that the Contractor disputes the statement of the Principal within ten (10) days, and the Parties fail to reach an amicable settlement, the dispute shall be settled in accordance with Article 24 hereof. As soon as Contractor pays the amount due, Principal shall return the Parent Company Guarantee and the Warranty Bond. On the contrary, where Contractor fails to pay the amount due pursuant to the above statement, Principal shall be entitled to enforce the Parent Company Guarantee and/or the Warranty Bond;

(c)
have the Area vacated by the Contractor, at his own expenses, from all the material, equipment and machinery belonging to him and from any rubble, debris and rubbish within 15 (fifteen) days of termination.

20.2 In the case of termination attributable to the Principal, the Principal shall take definitive delivery of the Works that have been realised up to the time of termination and the Contractor shall be entitled to withhold any payment made by the Principal in compliance with the Payment Milestones pursuant to Article 4, save for the Contractor’s right to claim  payment of any further amounts due to the Contractor for all the Works that have been carried out until receipt of the termination notice and for any further damages. On the Principal’s request, the Contractor shall vacate the Area and the site from all the materials, equipment and machinery that belongs to him at the Principal’s expenses and provide for the removal of any rubble, debris and rubbish.

20.3 Without prejudice to the above, in the case of termination due to failure by the Principal to perform its payment obligations pursuant to Article 4, provided that the Contractor has fulfilled all its obligations under this Contract,  the Contractor or any third party indicated by the Contractor shall be entitled to be transferred, by way of a line of business transfer, the Applicable Permits and the Building Right and to keep the Works, by paying to the Principal an amount equal to the percentage of the Consideration already paid by the Principal, upon deduction of an amount equal to Euro 400.00 per kWp (four hundred). It is understood that the in the case of exercise of such right the Contractor shall not be entitled to any other claim towards the Principal and hereby waives any such claim. It is understood that should a Financing Entity have been appointed at the time of termination, this Article 20.3 shall not be applicable.

20.4 Furthermore, in the event of termination attributable to the Principal, the Principal shall immediately return to the Contractor the Parent Company Guarantee and the Warranty Bond.

Article 21 – Confidentiality Obligation

21.1 Each Party declares that:

(a)
the Confidential Information, in any form in which it comes to the knowledge of the Parties, shall not be disclosed, in any case whatsoever, either totally or partially, to any third parties except where, further to termination of the Contract, the Contractor shall have to be replaced with another individual or entity in order to complete the System, in which case the Confidential Information may be disclosed to the individual appointed to the complete the Works object of this Contract;

(b)
said Confidential Information shall not be used for any purposes that is not solely and exclusively related to (i) the performance of this Contract or (ii) the drafting of a prospectus addressed to a fund of the System.

21.2 The Confidential Information may only be disclosed to the Parties' shareholders, the directors, executives, employees or consultants employed by the Party receiving the Confidential Information, and the Technical Consultant and the Financing Entity.

21.3 Neither of the Parties shall be entitled to make any declarations or announcements to third parties, the press or, in general, to the media, in relation to the Contract, without having received the other Party’s prior, written authorisation, with the exception of the disclosure required by the Applicable Law or by the law applicable to the Principal or to the Principal’s group.

21.4 The provisions contained in this Article 21 shall be effective from the date on which this Contract is entered into or from the date of the first communication of said Confidential Information and shall remain in force even after expiry of this Contract.

Article 22 – Miscellaneous

22.1 This Contract cannot be amended or integrated, in any way whatsoever, unless by means of a written agreement between the Parties.

22.2 The Contractor is aware that the Financing represents a priority for the Principal and represents that the project (including both the EPC and O&M Agreement) is at the time of execution technically and legally bankable. In particular, the Contractor is aware that the Financing Entity may require: (i) a Warranty Bond after PAC, in the form of an autonomous and first demand insurance bond covering 15% (fifteen per cent) of the Consideration; (ii) cross default clauses in the event that the Financing covers more than one EPC contract. The Contractor shall encounter such expectations, provided that they are reasonable and substantially in line with the banking standards practiced at the date of execution hereof. In addition, the Contractor shall provide all good faith cooperation as to obtain the Financing in the case that banking standards practiced at the time Financing is negotiated are substantially different from banking standards practiced at the date of execution hereof.

22.3 The Parties declare that in the future they are willing to enter into other EPC contracts in relation to other plants (“New Contracts”) and agree that the New Contracts shall be regulated, mutatis mutandis, in accordance with the terms and conditions of this Contract, save as otherwise agreed.

22.4 The Principal shall promptly refund to the Contractor any amount reimbursed  by ENEL to the Principal in relation to the infrastructure works carried out by the Contractor outside the Area to connect the System to the grid.

22.5 In the case that any provision contained in this Contract is declared invalid on the basis of the Applicable Law by a judge or a board of arbitration, this shall not entail the entire Contract being void, it being understood that the Parties shall promptly meet in order to replace the invalid provision with another one which respects, as much as possible, its meaning.

22.6 The Contractor shall not assign the receivables derived from this Contract to any third parties without the Principal’s prior written consent, it being understood that the term, “third parties”, also implies the companies belonging to the same group as the Contractor.

22.7 Any communication requested or consented in relation to this Contract must be made in writing and must be (i) delivered by hand, (ii) sent by  registered mail with return receipt, or (iii) sent by fax.  Any communication shall be considered as having been received (i) if delivered by hand, on its delivery to the addressee Party, (ii) if sent by registered mail with return receipt, on the date indicated in said notice, and (iii) if sent by fax, on receipt of confirmation of sending provided by the fax transmitting it. All communications shall be sent to the following addresses:

- if addressed to the Principal:

Ellomay PV One Srl
Address: Galleria Borromeo, 3, 35137, Padova (Italy)
Fax no:
Ranf@ellomay.com: eranz@ellomay.com
or any other address, also of third companies, that may be indicated from time to time by the Principal.

- if addressed to the Contractor:

Ecoware S.p.A.
Address:	Via Nona Strada, 9, I-35129 Padua, Italy
Attention:	Ing. Leopoldo Franceschini
Fax no.:	+39 049 738 76 38
E-mail:	L.Franceschini@ecoware.eu, I.Bovo@ecoware.eu

22.8 The risk related to the event referred to in Article 1664 of the Civil Code has been fully and knowingly undertaken by the Contractor. The risk relative to the event referred to in Articles 1660 and following of the Civil Code shall be attributed to the Contractor within the limits agreed in Article 10 of the Contract.

Article 23 - Technical Consultant

23.1 The Technical Consultant shall act in the interests of the successful outcome of the System in his capacity of technical adviser in the exclusive interests of the Principal and/or the Financing Entity. The Technical Consultant shall have access to the Works, the Area the project documentation and the one relating to the Works’ performance.

23.2 The Technical Consultant shall be entitled to employ third parties to perform his duties provided that, in this instance, he shall procure that said employees comply with the rules in force on site and given by the Contractor or Works Manager.

Article 24 – Technical Dispute and Arbitration

24.1 The Parties undertake to amicably resolve any dispute arising out of or in connection with the interpretation, validity, performance and termination of this Contract.

24.2 In case of any technical dispute between the Parties in any matter relating inter alia to the achievement of a Payment Milestone, the extension of the Project Implementation Schedule, the Commencement of Operation (entrata in esercizio), the Technical Inspection, Operational Inspection, the First Reassessment Test and the Second Reassessment Test, the Variation procedure or any change in Applicable Law, the Parties can mutually agree to request the appointment of a technical expert (the "Expert") to settle the dispute. The proposal for the appointment of the Expert shall state in detail the technical question and include a list of at least three persons proposed for the appointment as Expert. The Parties agree to meet and discuss on the appointment of the Expert during the following ten (10) Working Days after receipt of the request. In the case that the Expert is not appointed by the Parties within fifteen (15) Working Days after the request, the Expert shall be appointed by the Chairman of the bar of the Engineers of Milan (Ordine degli Ingegneri di Milano) upon request of either Party. The Expert shall finally determine the technical matter in accordance with the provisions of this Contract, acting as arbitrator pursuant to Article 1349 of the Italian Civil Code. The Expert shall deliver its determination to the Parties in writing, including an explanation of the underlying reasons, within thirty (30) calendar days after the acceptance of the mandate. The Expert's determination shall (in the absence of patent error or unfairness) be final and binding upon the Parties. The costs of the determination, including fees and expenses of the Expert, shall be borne as determined by the Expert.

24.3 Without prejudice to Article 24.2 above, in all the other cases where an amicable solution to the disputes cannot be reached, the settlement of said disputes shall be referred to a Board of Arbitration formed of 3 (three) arbitrators, 1 (one) of whom who shall act as the President, in accordance with the National Arbitration Chamber of Milan’s Rules of International Arbitration, which the Parties have declared that they are aware of and fully accept.

24.4 The Board, which shall sit in Milan, shall decide under the procedure and law within 4 (four) months of it being formed. The award shall become immediately enforceable. The award’s registration costs shall be borne by the unprevailing Party.

Signed by

on this date 4/3/2010	on this date March [●]
/s/ Ran Fridrich	/s/ Leopoldo Franceschini
_____________________________	_____________________________
Mr. Ran Fridrich	Ing. Leopoldo Franceschini
The Principal, Ellomay PV One S.r.l.	The Contractor, Ecoware S.p.A.

DEVELOPER’S ENDORSEMENT

The Developer hereby endorses this Contract and in so doing undertakes to cooperate with the Parties hereto and support the Contractor to ensure the proper performance of this Contract in relation to the transfer of the Building Permit, STMC and of the Land Use Rights.

/s/ Novaltek Servizi s.r.l
_____________________________

Ing. Giuseppe Politi

The Developer, Novaltek Servizi S.r.l.

Annexes

Annex 1:	Executed Land Rights Contract
Annex 2:	Area Map
Annex 3:	Equipment
Annex 4:	Definitive Project
Annex 5:	Parent Company Guarantee
Annex 6:	Technical Specifications
Annex 7:	Project Implementation Schedule
Annex 8:	Safety Costs
Annex 9:	Minimum Guaranteed Performance Ratio
Annex 10:	Testing Procedures
Annex 11:	Technical Acceptance Certificate model
Annex 12:	Commencement of Operation notice model
Annex 13:	Statement on estimate of Connection of Plant
Annex 14:	Provisional Acceptance Certificate model
Annex 15:	Incentive Acceptance Certificate model
Annex 16:	Final Acceptance Certificate model
Annex 17:	Model of O&M Agreement
Annex 18:	Option Agreement

Annex 1  [Land Rights Contract]

[Translated from Italian]

Inventory no. 41.573	Register number 15.248

LAND RIGHT CONTRACT IN RELATION TO THE CONSTRUCTION AND OPERATION OF A PHOTOVOLTAIC PLANT

ITALIAN REPUBLIC

Year two thousand and ten, twenty seventh day of January

27th of January 2010

In Fano, in my office located in Bruno Buozzi Avenue no.33.

Before me, Ms. ANNUNZIATA MORICO, Notary in Fano, registered on the Pesaro and Urbino Register of Notaries have personally appeared Mr. and Ms.

COSTANTINI RAFFAELE, born in Senigallia, on 27 November 1966, resident in Senigallia, via Metauro, n. 8, Fiscal Code. CST RFL 66S27 I608Q, who declares to be married in separation of assets regime,
COSTANTINI LUIGI, born in Senigallia, on 9 August 1965, resident in Senigallia in via Rossini, 9, Fiscal Code CST LGU 65M09 I608C, who declares to be married in separation of assets regime, but personal owner of the asset;
CESARIN FRANCESCO, born in Piove di Sacco on 20th October 1973, resident in Correzzola in Via Vanezza No 21, Fiscal Code CSR FNC 73R20 G693W, who attends not on his own behalf, but on behalf the limited liability company with sole shareholder "SUNEX 3 S.R.L.", with registered offices in Padua,  Zona Industriale, in Via Nona Strada n.9, share capital Euro 10.000 (ten thousand) fully paid-up, registered at the Companies Registration Office of Padua, with tax code number, VAT registration number and business identification number  06085820964,
Duly appointed as attested by the power of attorney authenticated by Mr. Giorgio Fassanelli, Notary in Padua, on 25th January 2010, index number 73661, that the attorney declares is valid and has not been revoked and that the original is enclosed hereto under the letter "A", hereinafter also referred to as the "Grantee".

The persons before me, whose personal identity, qualification and authorisation for signature I, the notary, am certain,  request that I receive this deed with which the parties agree and conclude as follows.

Art. 1- Definitions

Unless otherwise specified, the definitions reported herebelow will have the meaning attributed to them as follows, independently of the singular or plural use:

"Authorisations": any concession, authorisation, licence and / or nulla osta required to proceed with the construction, operation and maintenance of the plant, including all the concessions and necessary agreements with the National Agency for Energy or any another company, and the GSE (Power Supply Company) for the sale of the energy produced by the Plant;

"Rental Fees": the amount indicated in art. 5. A;

"Final Contract": the present final land right contract signed by the Parties;

"Consideration": the Rental Fees plus the Indemnity for Damages;

"Land Right": the Land Right constituted in favour of the Grantee with the present Final Contract;

"Financing": the credit line and more generally the financing granted by the Financing Entity to the Grantee or to any other entity indicated by the latter appointed in accordance with the modalities agreed between them which is required for the construction, testing, operation, management and maintenance of the Plant;

"Financing Entity": the company or the companies and/or the private and / or public institutes that grant the financing;

"GSE": Provider of the electric services - GSE Inc.;

"Plant": the photovoltaic Plant to be realised, including the accessories which, by way of example include the transformer station, the  long-distance overhead power lines and the underground power lines;

"Indemnity for Damages ": the amount indicated in art. 5. E;

"Plot": the land identified by the Grantee on which the Plant will be built and managed, registered on the Land Register of the Municipality of Senigallia on Sheet 33, Map 54.

Art.2- Object of the contract

A. The Grantors, Mr COSTANTINI RAFFAELE and COSTANTINI LUIGI, grant  the Grantee, who accepts and purchases the right to build and operate, in accordance with art. 952 of the Civil Code  the terms and conditions set out in this contract and  the authorisations, the Plant  on the Plot located in the town of Senigallia, which is in their exclusive ownership, identified and registered as follows:

- Agricultural land, in one sole  plot, total surface area equal to two hectares, twentyfive acres and seventy six centiares (Ha. 02.25.76), included in the "agricultural" zone, according to the current town planning regulations, registered on the Land Register of the Senigallia Municipality on Sheet 54 (formerly 11/c), 02.25.76 hectares, land revenue Euro 99.11 and agricultural revenue Euro 104.94.

Borders: other properties owned by the grantors from two sides, Vecchi Attilio save others.

With the purposes of  cadastral continuity and transcriptions it is specified that the cadastral details of the divided parcels derive from subdivision no. 276295/2009 submitted to the competent Territory Agency on 31st December 2009, Protocol no. AN0276295.

This land became their ownership, in relation to a 2/4 percentage, by way of intestate inheritance from their father Mr Costantini Aldo, died on 20th August 1985, estate communication no. 3, vol. 255, registered in Senigallia and transcribed in Ancona on 5 September 1986, no. 8672 Special Registry and, in relation to the other 2/4,  by way of intestate inheritance from their mother Ms Piersantelli Lidia, died on 3rd June 2003, estate communication no. 57, vol. 343, registered in Senigallia and transcribed in Ancona on 12 January 2006 no. 52, Special Registry.

B. The Grantors  are aware of the technical characteristics of the Plant and declare that they have been informed of how the Plant itself shall be operated and of the operative standards normally required to manage such Plants.

The Plant will be realised and operated on the Plot and will include all the long-distance power lines and telephone lines which are necessary for, among other things, the connection of the Plant to the conversion groups and to the transformers as well as  the connection point to the Provider’s network of the national electricity grid, and also the related stations and the measurement groups , as well as other technical devices if necessary.

The Parties expressly agree that the Grantee will have the right to determine, at its own discretion,  access and the most opportune management, also from an economic point of view, of the underground line of wires (no deeper than 80 cm) and will be allowed to protect the Plant permanently with fencing.

C. The Grantors, Mr. COSTANTINI RAFFAELE and COSTANTINI LUIGI, declare and guarantee:

(a) that they are the exclusive owners of the Plot, as specified above;

(b) that they are freely able to dispose of it;

(c) that the Plot is free of bond constraints, charges, easement, mortgages, privileges and / or taxes in any way able to bind or  jeopardise the construction, the testing, the putting into service as well as the management and the maintenance of the Plant.

The Grantors also declare that they signed before Mr Rocco Cozza, notary in Senigallia on 8 November 2009, rep. no. 100429/16075, registered in Ancona on 23 November 2009 at no. 14765 Special Registry, a deed whereby they committed to remove the PV plant and procure that the sites are put to their original status after dismissal of the plant. The Grantee declares to be aware of said deed and accept it.

In particular, the grantee shall:

1)	disconnect the plant from the grid;

2)	remove all the panels and the sustaining structures, including any works on the land;

3)	remove all infrastructures (electric lines, machineries and electromechanical equipment, electric cabin, accesses, internal roads, fences, etc), including any works on the land;

4)
firstly, remove materials that can be re-used placing them in the stores; put the materials remaining fro demolition in ad hoc authorised dump, complying with applicable regulations in case of hazardous materials;

5)	restore the original agricultural land, also by cleaning and disposal of any leftover, such as metallic and cement bits or similar.

The Grantors also declare that the Plot is not the object of any proceedings of a civil, administrative or criminal nature nor are there any judicial, executive or conservative measures in force that could jeopardise either wholly or in part the sole and exclusive ownership or possession of the Plot with the purpose of carrying out the project. There are no circumstances that could limit or jeopardise the construction, the testing, the putting into service or the management and the maintenance of the Plant; it is not the object of a loan for use agreement, rent or tenant farming agreement; it is free of constructions, buildings, trees and plantations that could obstruct the construction and the functioning of the Plant (here included, by way of example only, any object that can darken the solar light panel of the Plant) and the activities carried out have always been realised in accordance with law and rules both at a national and a  European level, with particular reference to the environmental and landscape provisions;

(d) that they are  well aware of the use to which the Plot  is destined and that they approve it without reserve or any exception and also  declare and guarantee that the Plot and the subsoil (as is visible and to their knowledge) is free of piping,  sluices or any other equipment which is  generally incompatible  or even only prejudicial or limitative to the use for which 1it will be destined.

Art. 3 - Delivery of the Plot

A.  The Grantee shall start the construction works for  the Plant, in the manner and in the terms that they consider to be the most appropriate for its own organizational and production demands.

Legal possession and material availability of the Plot is delivered on this day in favour of the Grantee, for all the useful and onerous effects.

B. At the date of the start of works the Plot will be free from any cultivations, plantations and/or trees that could obstruct the construction and / or the function of the Plant, it being understood that  the Grantee will be able to proceed, at its own discretion, with the removal of  above-mentioned if necessary.

C. It remains understood that no other indemnity or compensation shall be due other than the indemnity for damages provided in art. 5.E for the restoration or compensation of damages to cultivations, plantations and / or trees located on the Plot, which are destroyed, damaged, removed or cut off by the Grantee to allow the construction and / or the function of the Plant.

D. The Grantee discharges and exonerates the Grantors from any civil and criminal liability for damages to third parties (persons and / or things) of any title that may arise from the construction of the Plant and from its subsequent operation and maintenance, as well as from the removal of the plant and of the access road.

Art. 4 - Ownership, rights and easements

A. The Parties declare that the Plant as well as any other assets that the Grantee holds on the Plot shall remain ownership of the latter and shall not become part of the Plot.

B. The Grantors accept that the Plant as well as all the Grantee’s assets  that the latter may place on the Plot may be the object of a guarantee in favour of a Financing Entity or third parties. Vice versa, the Grantors undertake, for the whole duration of this contract, to maintain the Plot free from bonds, constraints, charges, easements, mortgages, privileges and/or taxes of any kind.

C. The Grantors undertake to grant and to constitute on other lands that they own and which are adjacent to the Plot, in addition to the ones established in accordance with Article 4.D hereof, easements for long-distance power lines, cable ducts, overground power lines (and also underground lines), access and passage by all means, including mechanical, as well as any other charge, burden or easement that may be required to operate and maintain the Plant. For this purpose, the Grantors undertake to attend to and execute any authenticated document or deed required in order to allow the regular constitution of any such easements and the related deed shall be transcribed at the relevant Registry at the Grantee’s expense.

D. The Grantors, Mr. COSTANTINI RAFFAELE and COSTANTINI LUIGI, each for their individual right and together for the entire, set up:

- an access easement, with any means, for 5 (five) meters, on the plot owned by the Grantors and registered at Senigallia cadastral register at sheet 33, Map 52, Ha 00.03.24, in favour of the Plot.

- an electroduct easement in favour of the plant to be realised on the Plot on the plot owned by the grantors and registered at Senigallia cadastral register at sheet 33, Map 55, Ha 03.98.39, in accordance with the red lining in the plans enclosed hereto as Annex B.

The Grantors shall be entitled to enter the Plot, and the Grantee agrees, along the Plot’s border with Mr Attilio Vecchi’s property, for a space 5 (five) meters wide and for its entire length.

Art. 5 - Consideration

A. For all legal purposes the Parties declare, in lieu of affidavit, in accordance with Presidential Decree no. 445/2000 and made aware by myself, the Notary, of the criminal liabilities in case of false declaration, as well as aware of the powers of verification of the Financial Administration and of the applicable administrative sanctions in case of omitted, incomplete or false indication of data, as follows:

- the Grantee, as compensation for the concession of the building lease, undertakes to pay  the Grantors, according to the methods and the terms indicated hereafter, for the whole duration of the building contract, an annual Rental fee equal to Euro 5,488.00 (five thousand four hundred eighty eight).

B. The Parties establish that the Rental fee will have to be paid to the Grantors in a single anticipated instalment by 1st December of each year by way of wire transfer to the Grantors’ bank account  at FINECO THE NEW BANK no. 000003169369 (IBAN IT11 L030 1503 2000 0000 3169 369), as indicated by the grantors.

C. The Rental Fee will be reassessed each year according to the percentage of 100% (hundred percent) of the ISTAT index of the consumer prices of the families of workers and employees, with reference to the stipulated month.

For the current year of the signature date of this present building contract, the Rental Fee to be paid for the period between the date of signature of this document and December 31st is equal to Euro 5,488.00 (five thousand four hundred eighty eight) that the Grantee undertakes to pay within and no later than ten days after signing this Contract via a bank transfer as above indicated.

The Parties expressly agree that the bank documentation on which the bank transfer shall be shown, shall be considered as proof with full effect of the completed payment of the compensation for the Rental fee.

No interests shall accrue on the above amounts.

Thus being regulated payment of the consideration, the grantors expressly renounce the registration of the legal mortgage, expressly exonerating the competent conservative of the Land Registry from any liability.

D. The Parties recognise that the realisation of the Plant will inevitably compromise the fertility of the Plot. Therefore the Grantee corresponds to the Grantors, by way of compensation damages, the flat rate sum determined in total as Euro 23,050.00 (twenty-three thousand and fifty, the “Indemnity for Damages”).

Such sum is paid on today’s date in one single solution payment on 28 January 2010 by way of wire transfer to the bank account above indicated:

E. The compensation is understood to be an all inclusive amount, including the right of the Grantees to the constitution of the easement as indicated in art. 4. D, except for the right of the Grantors to the compensation provided by the laws regarding Telephone Easement and of Long-distance power lines, while the grantors have no right to obtain further amounts.

It is understood that each tax, fee, contribution, expense and other charges pertaining to the property of the area of the Plot, when due, will be the responsibility of the Grantors.

The amounts mentioned above are understood as negotiated even in relation to possible modifications of the regulating plan, for which the Grantors will not have the right to obtain any increase in the Rental fee or any Indemnity for Damages.

The present constitution of the building lease has been concluded without any mediation expense in accordance with article no. 1754 from the Civil code.

Art. 6 - Obligations of the grantors

A. The Grantors do not have the right to make any modification or works on the Plot, or on the neighbouring lands of which they may be in possession that are theoretically fit to reduce the power and the efficiency  of the Plant, unless such modifications or works are authorised beforehand in writing by the Grantee.

The Grantors particularly undertake:

- not to carry out excavations and/or works that could compromise the safety of the Plant;

- not to plant trees with high trunks and not to build manufactured products of any kind that could compromise the function of the Plant;

- not to place underground pipes and/or other objects or manufactured products in the zone occupied by the long-distance power line, without previous agreement with the Grantee party.

B. The Grantors shall undertake to notify the Grantee of any circumstances known to them that could damage the Plant, to jeopardize or limit the functionality of it.

Article 7 - Duration

A. This present document is valid and binding upon the parties starting from today. The building right will last for twenty-one (21) years from today and will end on 27 January of the 2031 (“Initial Duration”).

Before the contract expires, as stated  in the first paragraph, the Grantee shall have the right to unilaterally extend the contract period for a further four (4) years ( "Extension"), indicating their intention to the Grantors - who undertake to grant the extension from then on - by registered letter with return receipt and with a period of prior notice of at least twelve (12) months before the date of termination of the contract originally and/or subsequently provided.

The Charge for the grant of the building lease, in the updated contract, should be understood as equal to the amount of the last annuity increased by 20%, to be re-evaluated annually according to the ISTAT indexes. The grantor is obligated from then on to accept such extension to the specified conditions.

B. In the hypothetical cases stated in the subsequent articles 8.C and 8.D (resolution due to the Grantee’s fault), as well as the normal expiry of the Contract or following the withdrawal operation under the successive art. 8A, within a maximum period of six (6) months from the termination of the Building Contract, the Grantee will proceed at its own expense to the removal of the Plant or any other operations carried out on the Plot as well as of the access road and electroduct.

In order to guarantee the removal of the Plant or any other work carried out on the Plot, the Grantee agrees to release within five (5) days from the date of the start of works a surety policy the amount of which shall conform to the amount required by the Company authorizing the project.

In order to guarantee the payment of the compensation indicated in art. 5.A, the Grantee agrees to pay the sum of Euro 5,488.00 (five thousand four hundred eighty eight), no later than 30th June, 2010, an annuity equal to the charge in the manner agreed as mentioned above in Article 5 B, as agreed between the parties.

The Grantors will forfeit that amount if the Grantee has not paid the Charge within the period referred to in art. 5.B and the Grantors have sent to the Grantee a written notice via registered mail with a return receipt with a declaration of default to comply with the term of ten (10) days from its receipt by the Grantee.

Such amount  shall be deducted from the amount due as the last Rental fee payable on the twentieth year (lat rental fee).

Article 8 - Withdrawal and cancellation

A. The Grantee will have the right to withdraw at any time and at its sole discretion from the Building Contract with a notice period of ninety (90) days by means of a simple written notice, without the implication that any compensation is due to the grantor by way of indemnity or damages in addition to the payment of the charge for the duration of the notice.

B. The Grantee will have the right to declare the contract cancelled with immediate effect by means of written notice to the Grantors due to the fault of the latter, if the Grantors, in violation of their own obligations under the previous art.6.A, undertake building works and/or introduce crops or plantations on the Plot, on the property or on adjoining properties of which they may be in possession that are theoretically capable of reducing the power and effectiveness of the Plant or if the Grantors consider said  acts likely to permanently affect the  power and effectiveness of the Plant.

C. If the payment of the Charge is delayed for a period exceeding six (6) months, the Grantors will be entitled to send to the Grantee, by registered letter with return receipt, a warning to comply within a period of thirty (30) days.

The Grantors will be entitled to terminate this present Building Contract if the Grantee has not fulfilled its own obligations within thirty (30) days after receiving the formal notice. In the case that the Grantors are entitled to request the termination of this present Contract due to non-fulfilment of the Grantee and have the intention to exercise such right, the Grantors shall undertake to communicate this intention in writing to the Grantee and, even pursuant to and by effect of Article 1411 of the Civil Code, to the potential Financing Entity  whose name and address has been notified in writing by the Grantee to the Grantors. Within 60 (sixty) days of receipt of the above-mentioned notice, the Financing Entity will have the right (I) to designate a third party who will take over from the Grantee in this present Contract or (ii) to inform the Grantors of its intention to directly cancel, or via the Grantee, the non-fulfilment of which the right to request the resolution is founded. In such cases, the Grantors may only request the termination of this present Contract in court and only if the causes of non-fulfilment from the Grantee, on which the right to request termination is based, will not be eliminated within 60 (sixty) days from the takeover of the third party or, as appropriate, upon receipt by the Grantors of the notice from the Financing Entity. The Financing Entity will also have the right to appoint a third party who will take over from the Grantee even when, although the latter has fulfilled its obligations under this present Contract, the Financing Entity notifies the Grantee of its intention to declare the forfeiture of the benefit of the term according to Article 1186 of the Civil Code or to terminate for non-fulfilment or cancel the financing contract.

D. This present contract is deemed to be automatically terminated if one of the Parties outside  the cases expressly covered by the previous articles 8B and 8C, becomes a serious breach of its contractual obligations and does not adequately remedy the same within a reasonable time, or within thirty (30) days of the receipt of the notice communication of the other Party.

E. In case of cancellation of the building contract by the Grantee due to the fault of the Grantors (resolution under Articles. 8B and 8D, the Grantee shall have the right to decide whether to proceed with the removal of the Plant or of any other work carried out on the Plot, except the direct or indirect right of compensation for damages,.

If the Grantee decides to remove the Plant, the Grantors shall be obliged to reimburse the Grantee for all costs and expenses incurred in such removal and restoration, apart form the right to compensation for additional damages.

Art.9 - Assignment of the building contract to third parties

A. The Grantors may assign this present contract to third parties, by giving written notice to the Grantee with at least ten (10) days of notice, provided that the third party undertakes in writing to abide by the contents of the Building Contract.

In case of sale and/or transfer of the Plot from the part of the Grantors, the latter are  bound to oblige the third party to sign the following clause:

"The buyer/transferee shall substitute the vendor in all obligations under the building contract concluded on the 27th January 2010 with an deed received by the Notary Annunziata Morico, index number. [41575] and undertakes to comply with everything in it. "

In the absence of such express statement and signature of the vendor/transferee party, the Grantors will have to compensate the Grantee for any damage or prejudice that would result from this omission. In order to enable verification of compliance with this present agreement, the Grantor must send the Grantee a copy of the sale/transfer contract which will be signed by the third party.

B. The Grantee will have the right to dispose of this building contract at any time in the favour of a third party, by giving written notice to the Grantors within thirty (30) days, provided that the third party undertakes in writing to respect the contents of the Building Contract. The Grantee may also assign the Building Contract to more third parties as part of a total or partial disposal of the ownership of the Plant or its management. The Grantors must undertake to allow the transfer of the Building Contract, by giving their own consent in order to register the transfer on the Land Registry and make all the statements that may be required. The transfer will be effective in relation to the Grantors starting from the moment in which the the Grantors are informed of the transfer . From that moment on, the Grantee will be released from its obligations in relation to the Grantors, who shall immediately declare their intention to  release the Grantee in the event of non-fulfilment by the third transferee.

C. Should this agreement be transferred to third parties through a transfer of part of the company, the Grantors shall renounce, from that moment,  the right to terminate the contract under Article 2558, 2nd paragraph of the Civil Code.

Art.10 - Town planning situation

Pursuant to and by effect of article 30 of the Presidential Decree dated June 6th 2001 no.380 and subsequently extended and amended,  the land use certificate is attached to this present document under letter "C",  related to the land subject of this present document, issued by the Municipality of Senigallia on January the 25th 2010.

The Grantors declare that from the date of issue of the above-mentioned certificate until now there have been no modifications to the town planning regulations of the above-mentioned Municipality.

The Grantors also declare that there are no farmers settled on the land subject of this present document, or bordering the same land being entitled to an agrarian pre-emption under existing legislation.

Art.11 – Applicable Law. Sole jurisdiction

This present contract is governed by Italian law. All disputes arising from this Contract shall be the exclusive competence of the Ancona jurisdiction.

Art.12 - Communications

Unless otherwise stated by the specific clauses in the Building Contract, any communication between the parties shall be made by registered letter with return receipt, or by fax or email, with confirmation of receipt at the addresses indicated in the epigraph to this present document.

Communication by fax or email shall be deemed complete only when accompanied by a confirmation receipt.

13 - Final clauses

A. This present building contract completely covers the will of Parties related to the relationship they have established. .Therefore  any previous agreement or understanding, verbal or written, possibly exchanged between them and concerning the same report must be understood as cancelled and/or revoked.

B. Notwithstanding any stipulation in the foregoing regulations, whatever their nature, it will only be valid if made in writing and after the signature date of the building contract.

C. The fact that one of the Parties does not exercise at any time its rights that are acknowledged by one or more clauses of the building contract cannot be considered as a renunciation to such rights nor will it obstruct the latter to successively expect timely and thorough implementation.

D. If one of the clauses of the building contract should be declared invalid or inefficient by the competent jurisdiction, the same clause will continue in full effect for the part not affected by it.

E. Legal fees and taxes are the responsibility of the Grantee Party.

F. Each Party undertakes to process the data of the other party in respect of the Legislative Decree 196/2003. The Parties also undertake to maintain and ensure that its own staff, directors, employees and consultants maintain the strictest secrecy and confidentiality on this present document, but it is understood that no party shall be deemed in violation of this undertaking when making a communication that is required by law, made under a procedure provided by this present document or necessary for its execution.

The Grantors acknowledge and accept that the Grantee party can show this present contract and any related document to any potential financing bank or potential transfer.

Art.14 – General Terms

Pursuant to and by effect of articles 1341 and 1342 from the Civil Code, the Grantors expressly state that they agree to the following regulations:

Article 3, paragraphs A), B) and C) (Delivery of Plot);

Article 4, (Property, property rights and easement);

Article 5 letter A) (Charge), letter D) (Indemnity for Damages Compensation);

Article 7 paragraph A) (Duration and the Right of Extension);

Article 8 letter A) (Withdrawal of the Grantee), letter B) (Express Termination Clause), letter A) (Consequences of the Resolution);

Article 9 (Assignment of the Building Contract to third parties);

Article 11 (Jurisdiction).

The parties exonerate me, the Notary, from the reading of the Annexes and declare that they are perfectly aware of them.

I, the Notary, received this present document and I read it to the persons before me that approved it and together with me, the Notary, sign it at  fifteen minutes past ten (22: 15).

This deed is typed by a person I trust and consists of four sheets on eleven pages, and the present twelfth page ends here.

Signed
Costantini Raffaele, Luigi Costantini, Francesco Cesarin
Lampa Maria Teresa,
Francesco Cesarini,
Annunziata Morico, Notary.

Annexes 2 to 4 and 6 to 18 to EPC Contract - Senigallia

[See Annexes to Exhibit 4.10 with corresponding Annex numbers]

ANNEX 5

FORM OF PARENT COMPANY GUARANTEE

Dear Sirs,

Further to our recent discussions and in compliance with the provisions of the Contract (as defined below), we herewith submit to you a parent company guarantee to be executed by way of exchange of commercial letters pursuant to Article 1.1 letter a), Part Two, of the Tariff under Presidential Decree 26 April 1986, no. 131 and in accordance with the terms and conditions specified below between:

- Kerself Spa, a joint stock company organised and existing under the laws of Italy and having its registered office at Via della Tecnica 8, Prato di Correggio, registration with the Registro delle Imprese of 01777890359, Fiscal Code and Vat No. 01777890359, corporate capital of [●] (the Guarantor); and

- ELLOMAY PV ONE S.r.l., with its registered offices located in Galleria Borromeo, 3, VAT Registration Number and Tax Code 04459950285, entered in the Companies Register of Padova under no. 391298 represented by Mr. Ran Fridrich in his capacity of Sole Director (hereinafter known as “Principal”).

WHEREAS:

(A)
By an agreement dated [●] 2010 (the Contract, which term includes all amendments to variations of or supplements to it from time to time in force) the Principal has agreed to engage Ecoware S.p.A. (the Contractor) for the design, supply, construction, assembly and start-up of a photovoltaic plant to be located in the Municipality of Senigallia (Ancona, Italy). Unless the context otherwise requires, words and expressions defined in the Contract have the same meaning when used in this Guarantee, as defined below.

(B)
According to the Contract, Contractors shall procure the delivery to Principal of a parent company guarantee in the form of this guarantee (“Guarantee”) within 7 (seven) Working Days of execution of the Contract and in any case before having received the first payment milestone.

(C)	The Guarantor has agreed to guarantee the due performance of the Contract by the Contractor.

(D)	The Guarantor is the Contractor’s Parent Company, as defined in the Contract.

IT IS AGREED as follows:

1.	The Guarantor:

(a)
guarantees to the Principal, as primary obligor and not as surety, the due and punctual performance by the Contractor of each and all of the obligations, warranties, duties and undertakings of the Contractor under the Contract when such obligations, duties and undertakings shall become due and performable according to the terms of such Contract;

(b)
agrees, in addition to its obligations set out in clause 1(a) above, to indemnify the Principal against all losses, damages, costs and/or expenses which the Principal may incur by reason of any breach by the Contractor of its obligations, warranties, duties and undertakings under the Contract save that this shall not be construed as imposing greater or different obligations or liabilities on the Guarantor than are imposed on the Contractor under the Contract; and

(c)
agrees to indemnify the Principal on demand against any loss or liability suffered by it if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal as if the obligation guaranteed had not been unenforceable, invalid or illegal provided that the Guarantor's liability shall be no greater than the Contractor's liability would have been if the obligation guaranteed had not become unenforceable, invalid or illegal.

2.
The liability of the Guarantor under this Guarantee shall not be reduced or discharged by any act, omission or other thing whereby (in absence of this provision) the liability of the Guarantor under this Guarantee would or might be reduced or discharged in whole or in part as a consequence of:

(a)
any amendment to the obligations undertaken by the Contractor whether, by way of any addendum or variation referred to in clause 3 below, any suspension of the Works, extension of the time or otherwise; or

(b)	amendment to, or any variation, waiver or release of, (any part of) the Contract or any security or other guarantee in respect thereof; or

(c)	the termination of the Contract under the Contract attributable to the Contractor; or

(d)	any legal limitation, incapacity or other circumstances relating to the Contractor or any other person; or

(e)	the dissolution, amalgamation, change in status, function, control or ownership, insolvency, liquidation or the appointment of an administrator or receiver of the Contractor or any other person.

3.
In the event of change in control or ownership of the Contractor, the Guarantee shall remain in full force and effect. In the event of change in control or ownership of the Contractor, the Guarantor shall promptly notify to the Principal the name of the new controlling person or owner of the Contractor.

4.
The Guarantor by this Guarantee authorises the Contractor and the Principal to make any addendum, variation or amendment to the Contract, the due and punctual performance of which addendum and variation shall be likewise guaranteed by the Guarantor in accordance with the terms of this Guarantee.

5.
This Guarantee shall be a primary obligation of the Guarantor to perform or to take whatever steps may be necessary to procure the performance of the obligations of the Contractor under the Contract which have been breached, to assume jointly and severally with the Contractor all rights and obligations of the Contractor under the Contract and to pay the Principal from time to time any and all sums of money which the Contractor is at any time liable to pay to the Principal under the Contract; accordingly the Principal shall not be obliged before enforcing this Guarantor Guarantee to take any action in any court or arbitral proceedings against the Contractor, to make demand or any claim against the Contractor, to enforce any other security held by it in respect of the obligations of the Contractor under the Contract or to exercise, levy or enforce any distress, or other process of execution against the Contractor.

6.	The maximum amount (importo massimo garantito) guaranteed by the Guarantor under this Guarantee shall be equal to the Consideration.

7.	This Guarantee shall be effective upon delivery and shall expire 7 (seven) days following the FAC (the “Expiry Date”). Upon the Expiry Date, this Guarantee must be returned to us for cancellation.

8.
Until all amounts which may be or become payable under the Contract or this Guarantee have been irrevocably paid in full, the Guarantor shall not, as a result of this Guarantee or any payment or performance under this Guarantee, be subrogated to any right or security of the Principal or claim or prove in competition with the Principal against the Contractor or any person or demand or accept repayment of any monies or claim any right of contribution, set-off or indemnity and any sums received by the Guarantor or the amount of any set-off exercised by the Guarantor in breach of this provision shall be held by the Guarantor in trust for and shall be promptly paid to the Principal.

9.
The Guarantor shall not hold any security from the Contractor in respect of this Guarantee and any such security which is held in breach of this provision shall be held by the Guarantor in trust for and shall promptly be transferred to the Principal.

10.
Each payment to be made by the Guarantor under this Guarantee shall be made in Euro, without any set off or counterclaim and free and clear of all deductions or withholdings of any kind whatsoever or howsoever arising.  If any deduction or withholding must be made by law (including double taxation treaties) the Guarantor will pay that additional amount which is necessary to ensure that the Principal receives on the due date a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.  The Guarantor shall promptly deliver to the Principal any receipts, certificates or other proof evidencing the amounts paid or payable in respect of any such deduction or withholding.

11.
The Guarantor shall have 5 (five) Working Days from the date of demand to make payment in full to the Principal of any amount due under this Guarantee. The Guarantor shall pay interest on any amount due under this Guarantee from the date which is 5 (five) Working Days from the date of demand until the date of payment in full (as well after as before any judgment) calculated on a daily basis at the six months Euribor plus 3 (three) percentage points.

12.	The Guarantor will reimburse the Principal for all legal and other costs (including non-recoverable VAT) incurred by the Principal in connection with the enforcement of this Guarantee.

13.
Any settlement or discharge between the Principal and the Contractor or the Guarantor shall be conditional upon no order to refund by virtue of any provision of any enactment relating to bankruptcy, insolvency or liquidation being issued by a competent court, in which case the Principal shall be entitled to recover from the Guarantor as if such settlement or discharge had not occurred.

14.
The Guarantor warrants that this Guarantee is its legally binding obligation, enforceable in accordance with its terms, and that all necessary consents and authorisations for the giving and implementation of this Guarantee have been obtained.

15.
The Guarantor warrants and undertakes to the Principal that it shall take all necessary action directly or indirectly to perform the obligations expressed to be assumed by it or contemplated by this Guarantee and to implement the provisions of this Guarantee.

16.
The Guarantor warrants and confirms to the Principal that it has not entered into this Guarantee in reliance upon, nor has it been induced to enter into this Guarantee by any representation, warranty or undertaking made by or on behalf of the Principal (whether express or implied and whether under statute or otherwise) which is not set out in this Guarantee.

17.
The Guarantor acknowledges and consents, also for the purposes of Article 1407 of the Italian Civil Code, that the Principal shall be entitled by notice in writing to the Guarantor to assign this Guarantee at any time in connection with an assignment of the Contract in accordance with the provisions of the Contract, to the Financing Entity.

18.
Any notice hereunder shall be duly given when delivered in writing by hand (in the case of personal delivery) or by registered letter with advice of receipt (Raccomandata A.R.), or by express courier  to the Guarantor or by facsimile, provided an original of such facsimile is also received by us within three (3) Working Days and sent by one of the aforementioned notice methods and shall be duly signed by an authorised representative of the Principal.

19.
No delay or omission of the Principal in exercising any right, power or privilege under this Guarantee shall impair or be construed as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

20.
Without prejudice to Article 1419 (nullità parziale) of the Italian Civil Code, if - at any time - any provision of this Guarantee is or becomes illegal, invalid or unenforceable, neither the legality, validity nor enforceability of the remaining provisions of this Guarantee will in any way be affected or impaired thereby.

21.
The Guarantor shall pay all stamp duties and taxes, if any, to which the execution and delivery of this Guarantee may be subject and shall indemnify the Principal against any and all liabilities with respect to or arising from any delay or omission to pay any such duties and taxes.

22.	This Guarantee implies, where necessary, a waiver, among other things, to the benefits, rights and exceptions under Articles 1247, 1939, 1945, 1953, 1955 and 1957 of the Civil Code.

23.
This Guarantee shall be governed by and construed in accordance with Italian law. The courts of Milan, Italy, shall have exclusive jurisdiction of all matters arising out of or in connection with this Guarantee.

24.	Notices or demands given under this Guarantee shall be sent to the following addresses:

(a)           If to the Principal

ELLOMAY PV ONE S.r.l.
Attention: Mr Ran Fridrich
Galleria Borromeo, 3
35137 Padova (Italy)
Telephone: +972-3-7971111
Fax: +972 972-3-7971122

(b)           If to the Guarantor:

[Guarantor]
Attention: ●
Telephone: ●
Fax: ●

***

If you agree with the above terms and conditions, please send us by registered mail with return receipt or by express courier or deliver by hand a duly executed letter of acceptance incorporating the full text of this proposal.

Yours faithfully,

___________________________
for and on behalf of the Guarantor

For acceptance

___________________________
for and on behalf of the Principal